Exhibit 2.1
EXECUTION COPY
ASSET PURCHASE AGREEMENT
by and between
SIGNATURE ASSISTED LIVING OF TEXAS, LLC,
a Texas limited liability company, as seller,
and
CAPITAL SENIOR LIVING ACQUISITION, LLC,
a Delaware limited liability company, or its assigns,
as purchaser
Effective as of this 25th day of June, 2010

-i-

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

EXHIBITS AND SCHEDULES

Exhibit A —	List of Facilities
Exhibit B —	Form of Blanket Conveyance, Bill of Sale and Assignment and Assumption Agreement
Exhibit C —	Description of the Documents
Exhibit D —	Form of Bringdown Certificate
Exhibit E —	Form of Escrow Agreement
Exhibit F —	Purchase Price Allocation
SCHEDULES
Schedule 3.2(c) — Operator Permits/Licenses
Schedule 3.2(d) — Facility Trade Names, etc.
Schedule 3.2(g) — Contracts Included in Definition of Assigned Contracts
Schedule 3.2(m) — Property Not Owned by HCN or any Resident to be Transferred
Schedule 3.4(a) — Defaults by Seller or Resident Under the Occupancy Agreement; Rent Roll
Schedule 3.4(a)(iii) — Rate Lock
Schedule 3.4(a)(v) — Forms of Occupancy Agreements
Schedule 3.4(a)(viii) — Payment of More Than One Month
Schedule 3.6 — Assigned Contracts
Schedule 4.2 — Claims of Neglect, Harassment, and/or Wrong-Doing
Schedule 5.2(i) — Service Contracts
Schedule 5.2(l) — Zoning Violations
Schedule 5.2(m) — Insurance Coverage
Schedule 5.2(r)(i) — Investigations
Schedule 5.2(r)(ii) — Litigation, Investigations
Schedule 5.2(r)(iv) — Defects/Deficiencies Cited
Schedule 5.2(bb) — Environmental Deficiencies, etc.
Schedule 5.2(u) — Employee Pension Benefit Plans

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into by and between Signature Assisted Living of Texas, LLC, a Texas limited liability company (“Seller”), and Capital Senior Living Acquisition, LLC, a Delaware limited liability company, or its assigns, as purchaser (“Purchaser”) as of this 25th day of June, 2010 (“Effective Date”).
RECITALS
A. Capitalized terms are defined in Section 1.1 below or elsewhere in this Agreement.
B. Seller leases the Facilities listed on Exhibit A hereto from HCN pursuant to the HCN Lease.
C. Seller desires to assign its leasehold interests under the HCN Lease to Purchaser, and further desires to sell the Property to Purchaser upon the terms and conditions set forth herein.
NOW THEREFORE, in consideration of Ten and No/100 Dollars ($10), the mutual promises, covenants, conditions and agreements set forth herein and intending to be legally bound hereby, Seller and Purchaser hereby agree as follows:
AGREEMENT
ARTICLE 1
Definitions
Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles at the time applicable; (iii) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement; (iv) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other phrases of similar import; and (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.
(a) “Acquisition Proposal” shall mean any offer or proposal, directly or indirectly, for the purchase, lease or recapitalization of the Facilities, HCN Lease or the Property or entity owning the HCN Lease or the Property, or the equity or assets thereof.
(b) “Actions” shall have the meaning set forth in Section 13.1.

(c) “Affiliate” shall mean any Person which, directly or indirectly (including through one or more intermediaries), controls or is controlled by or is under common control with any other Person, including any Subsidiary of a Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests or otherwise. Without limiting the generality of the foregoing, when used with respect to any corporation, the term “Affiliate” shall also include (i) any Person which owns, directly or indirectly (including through one or more intermediaries), eleven percent (11%) or more of any class of voting security or equity interests of such corporation, (ii) any Subsidiary of such corporation and (iii) any Subsidiary of a Person described in clause (i).
(d) “Agreement” shall have the meaning set forth in the preamble hereto.
(e) “Annex” shall mean the Annex to Executive Order No. 13224.
(f) “Assigned Contracts” shall mean all van leases, photocopier leases, appliance leases and utility contracts including electricity, cable, and phone services set forth on Schedule 3.2(g) and all those Service Contracts set forth on Schedule 3.6 to this Agreement, which Service Contracts set forth on Schedule 3.6 represent only those Service Contracts which Purchaser, in Purchaser’s sole discretion, agrees to assume as of the Closing Date.
(g) “Assignment” shall mean the Blanket Conveyance, Bill of Sale, and Assignment and Assumption Agreement in the form attached hereto as Exhibit B.
(h) “Assumed Permits” shall have the meaning set forth in Section 4.1.
(i) “Bringdown Certificate” shall mean a certificate in the form attached hereto as Exhibit D updating all representations and warranties of Seller hereunder as of the Closing Date.
(j) “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday.
(k) “Business Records” shall mean all books and records relating to the Facilities or the ownership or operation thereof maintained by, issued to or held by Seller, including, without limitation, forms, accounts, resident records, technical, accounting and procedural manuals, employment records, files, invoices, correspondence, studies, reports or summaries relating to any environmental matters, surveys, engineering reports, investigations or depictions of the Facilities and other books and records relating to the ownership, operation or maintenance of any of the Facilities.
(l) “Closing” shall mean the transactions taking place on the Closing Date.
(m) “Closing Date” shall mean 12:01 a.m. on the date which is thirty (30) days after the expiration of the Inspection Period, as the same may be extended from time to time pursuant to the terms hereof, or such earlier or later date as the parties may agree from time to time.
(n) “Closing Proration Statement” shall have the meaning set forth in Section 9.2.
(o) “Code” shall mean the Internal Revenue Code of 1986, as amended, supplemented and succeeded from time to time.
(p) “COBRA” shall mean Section 4980B of the Code or Part 6 of Title I of ERISA.
(q) “Damage” shall have the meaning set forth in Section 10.1.
(r) “Damage Non-Termination Threshold” shall have the meaning set forth in Section 10.1(a).
(s) “Defects” shall have the meaning set forth in Section 2.3(a).
(t) “Deposit” shall have the meaning set forth in Section 2.1(a).
(u) “Deposit Period” shall have the meaning set forth in Section 2.1(a).
(v) “Documents” shall mean the Plans and Specifications and the documents, Permits, Provider Agreements, Operator Licenses, Service Contracts, reports, studies, materials and all other items listed on Exhibit C.
(w) “Due Diligence Inspection” shall have the meaning set forth in Section 2.2(b).
(x) “Earnest Money” shall have the meaning set forth in Section 2.1(a).
(y) “Effective Date” shall have the meaning set forth in the preamble hereto.
(z) “Eminent Domain Event” shall have the meaning set forth in Section 10.1.
(aa) “Employee Liabilities” shall mean, with respect to employees of Seller, or with respect to employees of Purchaser, as applicable, all wages, salaries, commissions, earned or accrued vacation, holiday or sick pay, severance pay (if any), any contributions required or costs associated with any employee welfare benefit plan as defined by Section 3(1) of ERISA, any contributions required or costs associated with any employee pension benefit plan as defined by Section 3(2) of ERISA, any contributions required or costs associated with any non-qualified employee benefit plan, applicable federal, state and local payroll taxes (including without limitation FICA and FUTA), and any contributions required or costs associated with workers’ compensation liabilities.
(bb) “Environmental Deficiencies” shall have the meaning set forth in Section 5.2(bb)(i).

(cc) “Environmental Laws” shall mean all past, present or future federal, state and local statutes, regulations, directives, ordinances, rules, policies, guidelines, court orders, decrees, arbitration awards and the common law, which pertain to environmental matters, contamination of any type whatsoever or health and safety matters, as such have been amended, modified or supplemented from time to time (including all present and future amendments thereto and re-authorizations thereof).
(dd) “Environmental Liabilities” shall mean: any and all Losses (as hereinafter defined) and other liabilities arising in connection with or in any way relating to the Property, or the use, operation or ownership of the Property by Seller or any of Seller’s Affiliates, whether vested or unvested, contingent or fixed, actual or potential, that (i) arise under or relate to Environmental Laws, Hazardous Substances, or arise in connection with or relate to any matter disclosed or required to be disclosed in Schedule 5.2(bb) attached hereto; and (ii) arise from or relate in any way to actions occurring or conditions existing prior to the Closing Date.
(ee) “Environmental Reports” shall mean with respect to each of the Facilities, Phase I and Phase II environmental site assessments and all other appropriate reports or summaries of environmental testing for Hazardous Substances.
(ff) “ERISA Affiliate” shall have the meaning set forth in Section 5.2(u).
(gg) “Escrow Agreement” shall have the meaning set forth in Section 2.1(a).
(hh) “Escrow Amounts” shall mean any and all sums in escrows on the Effective Date for capital expenditures established under the HCN Lease.
(ii) “Excluded Liabilities” shall have the meaning set forth in Section 3.7.
(jj) “Facilities” shall have the meaning ascribed to such term in the HCN Lease.
(kk) “Financial Statements” shall have the meaning set forth in Exhibit C.
(ll) “Governmental Authority” shall mean, with respect to each of the Facilities, the United States, the state or commonwealth, county, parish, city and political subdivisions in which such Facilities are located or which exercise jurisdiction over such Facilities or use of the Facilities for all currently existing uses, and any court administrator, agency, department, commission, board, bureau or instrumentality or any of them which exercises jurisdiction over such Facilities or the construction or use of such Facilities for all currently existing uses or any quasi-governmental authority similar thereto.
(mm) “Governmental Requirement” shall mean any law, ordinance, order, rule, regulation, decree or similar edict of a Governmental Authority.
(nn) “Hazardous Substances” shall mean any chemical, pollutant, mold, contaminant, pesticide, petroleum or petroleum product or by product, radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, substance, chemical or material regulated, listed, limited or prohibited under any Environmental Law.

(oo) “HCN” shall mean Health Care REIT, Inc. and affiliates as landlords under the HCN Lease.
(pp) “HCN Lease” shall mean that certain Eleventh Amended and Restated Master Lease Agreement, dated as of April 24, 2009, entered into by and between HCN, as landlord, and Seller (or any one or more Persons comprising Seller), as tenant, as the same may have been amended from time to time, together with any and all subleases to one or more Affiliates of Seller.
(qq) “Health Departments” shall mean departments of health and/or any governmental, quasi governmental or regulatory authorities of each of the states where the Facilities are located which have jurisdiction over the licensing, ownership and/or operations of the Facilities as healthcare facilities.
(rr) “HIPAA” shall mean the Health Insurance Portability and Accountability Act (as amended, supplemented or succeeded from time to time).
(ss) “Indemnity Amount” shall have the meaning set forth in Section 13.4(a).
(tt) “Indemnity Escrow” shall have the meaning set forth in Section 13.4(a).
(uu) “Indemnity Escrow Amount” shall have the meaning set forth in Section 13.4(a).
(vv) “Independent Contract Consideration” shall have the meaning set forth in Section 2.1(d).
(ww) “Inspection Period” shall mean the period beginning on the Effective Date and continuing through the date that is thirty (30) days after the Effective Date, as such period may be extended from time to time as provided herein.
(xx) “Insurance Policies” shall have the meaning set forth in Section 5.2(m).
(yy) “Losses” shall have the meaning set forth in Section 13.1.
(zz) “Management Agreement” shall refer collectively to all management or similar agreements relating to the Facilities by and between Seller and Manager (or any other Person), as such agreements may be amended from time to time.
(aaa) “Manager” shall mean Signature Senior Living Management Company, LLC, a Texas limited liability company.
(bbb) “Material Adverse Effect” shall mean any event, change, set of circumstances or condition having or which reasonably could have a material adverse effect on one or more of the Facilities, Property, HCN Lease, Seller or any of their business, assets, financial condition or operations of Seller and/or could prevent or materially impair the consummation of the transactions set forth in this Agreement.

(ccc) “Medicaid” shall mean the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statute succeeding thereto.
(ddd) “Medicare” shall mean the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42. U.S.C. Sections 1395 et seq.) and any statute succeeding thereto.
(eee) “Non-Parties” shall mean all Affiliates of Seller and Principals, and their respective Affiliates, partners, members, shareholders, directors and officers.
(fff) “Objection Notice” shall have the meaning set forth in Section 2.3(a).
(ggg) “Occupancy Agreement” shall have the meaning set forth in Section 3.4(a).
(hhh) “Operating Statements” shall mean, with respect to each Facility, monthly financial statements of operations.
(iii) “Operator Approvals” shall have the meaning set forth in Section 4.1.
(jjj) “Operator Licenses” shall mean all permits, licenses, regulatory approvals, approvals, accreditations, certifications, contracts and comparable authorizations from all applicable Governmental Authorities (including, but not limited to, any Health Department) necessary or advisable for the use, operation and maintenance of the applicable Facilities and the conduct of Seller’s business therein.
(kkk) “Operator Reports” shall mean all of the census information concerning the number of licensed beds occupied by bona fide residents, monthly financial statements and other reports, state licensure and surveys, materials and information concerning Seller’s business operations and compliance with laws, ordinances, rules, regulations, Operator Licenses, and Permits and Provider Agreements that are submitted by Seller, for the Facilities.
(lll) “Patriot Act” shall have the meaning set forth in Section 5.2(cc).
(mmm) “Payment Notice” shall have the meaning set forth in Section 13.4(b).
(nnn) “Permits” shall mean any and all (i) licenses, (ii) permits, (iii) accreditations, (iv) approvals, (v) certificates used in or relating to the ownership, occupancy or operation of all or any part of the Facilities, (vi) contracts and comparable authorizations from all applicable Governmental Authorities (including, but not limited to, any Health Department) that are held, issued to or controlled by Seller, or necessary for the use, operation and maintenance of the applicable Facilities as assisted living and dementia care facilities.
(ooo) “Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

(ppp) “Plans and Specifications” shall mean, with respect to each Facility, all drawings (including final and complete “as-builts”), plans, specifications, blueprints, maps, studies, structural reviews, surveys (including “as-built”) and engineering, soil, seismic, geologic, architectural and other reports relating to such Facility.
(qqq) “Principals” shall mean, individually or collectively, Steven L. Vick and Linda L. Martin.
(rrr) “Property” shall mean the HCN Lease, the Transferred Personal Property and any and all other property, rights and interests to be conveyed hereunder.
(sss) “Provider Agreement” shall mean any provider agreement held by or issued to Seller or a Facility under which such Facility is eligible to receive payment under any Third Party Payor Program or any other agreement, arrangement, program or understanding with any federal, state or local governmental agency or organization or private organization pursuant to which any Facility qualifies for payment or reimbursement for medical or therapeutic care or other goods or services rendered or supplied to any resident.
(ttt) “Purchase Price” shall have the meaning set forth in Section 2.1(b).
(uuu) “Purchaser” shall have the meaning set forth in the preamble hereto.
(vvv) “Purchaser Default Amount” shall have the meaning set forth in Section 11.2.
(www) “Purchaser Indemnified Parties” shall have the meaning set forth in Section 13.1.
(xxx) “Purchaser Permits” shall have the meaning set forth in Section 4.1.
(yyy) “Rent Roll” shall have the meaning set forth in Section 3.4(a).
(zzz) “Repair and/or Replacement” shall have the meaning set forth in Section 10.1(a).
(aaaa) “Reliance Letters” shall mean, with respect to Environmental Reports, letters from the preparers of such reports permitting Purchaser to rely upon such reports.
(bbbb) “Search Reports” shall have the meaning set forth in Section 2.2(d).
(cccc) “Security Deposits” shall have the meaning set forth in Section 3.4(b).
(dddd) “Seller” shall have the meaning set forth in the preamble hereto.
(eeee) “Seller Contract Liabilities” shall have the meaning set forth in Section 3.6.
(ffff) “Seller Indemnified Parties” shall have the meaning set forth in Section 13.2.
(gggg) “Seller’s Cure Items” shall have the meaning set forth in Section 2.3(a).

(hhhh) “Seller’s Cure Notice” shall have the meaning set forth in Section 2.3(a).
(iiii) “Service Contracts” shall mean any service, supply, development, construction, maintenance or other contracts, if any, to which Seller is party for the maintenance or operation of the Facilities, including, but not limited to, all agreements pursuant to which equipment located at the Facilities and used in connection with the occupation, operation or maintenance of the Facilities, is leased to Seller.
(jjjj) “Subsidiary” shall mean any Person which, directly or indirectly (including through one or more intermediaries), is controlled by or is under common control with Seller. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests or otherwise. Without limiting the generality of the foregoing, when used with respect to Seller, the term “Subsidiary” shall include each tenant under the HCN Lease.
(kkkk) “Survey” shall mean a current survey of each Facility prepared by a surveyor duly registered in the state or commonwealth in which the respective Facility is located.
(llll) “Termination” shall have the meaning set forth in Section 4.2(b).
(mmmm) “Third Party Payor Program” shall mean any governmental or quasi-governmental third party payor programs or any private or quasi-private healthcare reimbursement or private payor programs (including so-called “HMO” and “PPO” programs), excluding Medicare and Medicaid.
(nnnn) “Title Commitment” shall have the meaning set forth in Section 2.2(a).
(oooo) “Title Company” shall mean Lawyers Title Insurance Corporation, 270 Lexington Avenue, Suites 201-204, Mansfield, Ohio 44907, Attn. Suzanne A. Rippel, Tel: 888-522-8443, Fax: 419-522-2351, email: srippel@ltic.com.
(pppp) “Title Evidence” shall mean the Title Commitment, the Survey, the Environmental Reports, the Reliance Letters, the Search Reports and/or the Zoning Reports.
(qqqq) “Title Policy” shall have the meaning set forth in Section 2.2(a).
(rrrr) “Transfer Approvals” shall have the meaning set forth in Section 6.8.
(ssss) “Transfer Notices” shall have the meaning set forth in Section 6.8.
(tttt) “Transferred Employee Liabilities” shall mean, with respect to only the Transferred Employees, the Employee Liabilities of the Transferred Employees determined solely with reference to those policies, payroll practices, and employee benefit plans, funds and programs established, maintained or contributed to by Purchaser.

(uuuu) “Transferred Employees” shall mean employees of Seller prior to the Closing Date who become employees of Purchaser after the Closing Date.
(vvvv) “Transferred Operator Permits” shall mean those Permits shown on Schedule 3.2(c) as being transferable to Purchaser at Closing.
(wwww) “Transferred Personal Property” shall have the meaning set forth in Section 3.2.
(xxxx) “WARN Act” shall mean, collectively, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., or any other similar state or local statute or government regulation or ordinance.
(yyyy) “Working Capital Amount” shall have the meaning set forth in Section 2.1(b).
(zzzz) “Zoning Reports” shall mean reports prepared by a nationally recognized zoning services company (such as The Planning & Zoning Resource Corporation or Bock & Clark) evidencing compliance of each of the Facilities with all municipal zoning codes, ordinances, or requirements.
ARTICLE 2
Purchase Price and Inspections
Section 2.1 Purchase Price.
(a) Simultaneously with execution and delivery of this Agreement, Seller and Purchaser shall execute and deliver to the other and to Title Company an escrow agreement in form and substance of Exhibit E (the “Escrow Agreement”). Not later than three (3) Business Days after Purchaser’s receipt of the Escrow Agreement signed by Seller and Title Company (such three-day period, the “Deposit Period”), Purchaser shall deposit, as its earnest money deposit, an amount equal to Five Hundred Thousand and No/100 Dollars ($500,000) (the “Earnest Money”) to be held by Title Company pursuant to the terms of the Escrow Agreement. Subject to Sections 2.3, 7.1, 7.4, 10.1 and 11.1, the Earnest Money shall become non-refundable after deposit. Failure of Purchaser to deposit the Earnest Money as required herein shall constitute a default by Purchaser entitling Seller to terminate this Agreement by written notice delivered to Purchaser on or prior to the day that is two (2) Business Days after the last day of the Deposit Period. The Earnest Money shall be held in an interest bearing account and disbursed pursuant to the Escrow Agreement and the terms of this Agreement. The Earnest Money, together with all interest earned thereon, is herein referred to as the “Deposit.” The Deposit shall be credited against the Purchase Price at the Closing. If, pursuant to the terms of this Agreement, all or any portion of the Deposit is required to be disbursed to Seller or Purchaser, then each of Seller and Purchaser shall promptly issue a written direction to the Title Company to make such disbursement.
(b) The total purchase price (the “Purchase Price”) for the Property shall be an amount equal to (i) Twenty-five Million and No/100 Dollars ($25,000,000); plus (ii) an amount

(the “Working Capital Amount”) equal to one half (1/2) of the amount drawn and outstanding on Seller’s working capital loans from HCN for the Facilities in McKinney and Conroe as of the Closing Date, not to exceed Seven Hundred Fifty Thousand and No/100 Dollars ($750,000).
(c) Provided that all conditions precedent to Purchaser’s obligations to close that are set forth in this Agreement have been satisfied and fulfilled, or waived in writing by Purchaser, the Purchase Price shall be paid by Purchaser to Seller at Closing, plus or minus prorations and other adjustments hereunder, by federal wire transfer of immediately available funds.
(d) Upon the execution hereof by Purchaser and Seller, Purchaser has paid to Seller One Hundred Dollars ($100) (the “Independent Contract Consideration”), which amount Seller and Purchaser bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is non-refundable and in addition to any other payment or deposit required by this Agreement, and Seller shall retain the Independent Contract Consideration notwithstanding any other provision of this Agreement to the contrary.
(e) The Purchase Price shall be allocated as to Seller’s interest in the HCN Lease and the Transferred Personal Property relating to each Facility in the amounts set forth in Exhibit F attached hereto.
Section 2.2 Purchaser’s Inspection Period.
(a) At least forty-five (45) days prior to the Effective Date, Seller delivered to Purchaser true, correct and complete copies of the Documents, and thereafter Purchaser was entitled to conduct certain reviews and inspections with respect to the Property, including the Documents, HCN sought approvals from HCN’s lenders to the transactions contemplated by this Agreement, and Purchaser and HCN began negotiating lease and loan documentation as contemplated by this Agreement. Seller shall obtain, at Seller’s sole cost, a commitment (the “Title Commitment”), issued by Title Company for an extended coverage leasehold title insurance policy (the “Title Policy”), in the amount of the Purchase Price, insuring Purchaser as the owner of the leasehold estate created by the lease between HCN and Purchaser or its Affiliate, and legible copies of all items listed as title exceptions on the Title Commitment.
(b) At all times prior to Closing, including times during the Inspection Period, Purchaser shall be entitled to conduct a “Due Diligence Inspection,” which includes the right to, inter alia, (i) enter the Facilities during regular business hours, on at least twenty-four (24) hours prior notice to Seller, to perform inspections and tests on all or any part of any Facility, including, but not limited to, inspections, evaluations and testing of the heating, ventilation and air-conditioning systems and all components thereof; (ii) examine and copy any and all books, records, correspondence, financial data, delinquency reports, and all other documents and matters, public or private, maintained by Seller or its agents, and relating to receipts and expenditures pertaining to the Facilities for the three (3) most recent full calendar years and the current calendar year and request copies from Seller of any other documents, books or records deemed necessary by Purchaser related to the Facilities; (iii) make investigations with regard to zoning, environmental, building, code and other legal requirements applicable to the Facilities, including, but not limited to, conducting environmental audits, investigations and studies of the Facilities and obtaining the Survey, Environmental Reports, Reliance Letters and Zoning Reports; (iv) make or obtain market studies and real estate tax analyses; and (v) review any and all notices, filings, reports and other correspondence pertaining to the Facilities to and from the Health Departments.
(c) During the Inspection Period and, thereafter, prior to the Closing Date, Purchaser may seek, apply for, and give notices for all Operator Approvals, Transfer Approvals, Transfer Notices and Operator Licenses required in connection with the transfer of operations of the Facilities to Purchaser.
(d) Within fifteen (15) days after the Effective Date, Seller shall deliver to Purchaser, at Seller’s sole cost, updated Surveys reflecting a current on-the-ground inspection of the land at each Facility and Purchaser shall obtain, at Purchaser’s sole cost, state and local UCC searches, fixture searches, federal and state tax liens searches, local and federal litigation searches, judgment liens searches and bankruptcy searches with respect to Seller and its Affiliates, each Facility and such other Persons as Purchaser deems appropriate in such jurisdictions as Purchaser deems necessary and appropriate (collectively, the “Search Reports”). Purchaser may also obtain, at Purchaser’s cost, the Reliance Letters. If Seller shall fail to deliver the updated Surveys within fifteen (15) days after the Effective Date, the Inspection Period shall be extended by one day for each day after such fifteen (15) day period until the updated Surveys are delivered to Purchaser.
Section 2.3 Objections; Cure
(a) Purchaser may deliver to Seller one or more notices at any time on or before the expiration of the Inspection Period (each an “Objection Notice”) specifying one or more of the following matters which are unacceptable to Purchaser in Purchaser’s sole and absolute discretion (“Defects”): (i) financial terms in any of the Occupancy Agreements and/or collections of rent that are materially and adversely different than as shown on the Rent Roll; (ii) any provisions or terms in the Service Contracts that could materially and adversely impact the operation of any of the Facilities; (iii) any material adverse difference in the Operating Statements used by Seller in connection with the preparation of its Financial Statements (as provided by Seller to Purchaser) from the information contained in the Documents or obtained during the course of Purchaser’s inspections; (iv) any non-compliance with a zoning or legal requirement that could materially and adversely impact the operation of any of the Facilities; (v) any material adverse condition of any of the Facilities, whether reflected in updated property condition assessment reports, Zoning Reports or Environmental Reports obtained by Purchaser at its sole cost and expense, or discovered in on-site visits by Purchaser’s personnel based on such personnel’s commercially reasonable judgment; provided, however, that Seller agrees that Seller will repair at Seller’s cost any items identified as “immediate repairs” in current (updated) property condition reports delivered or to be delivered to Purchaser by NOVA Consulting Group, Inc. covering all of the Facilities, and if such repairs are not completed by Seller before Closing, Seller shall give Purchaser a credit against the Purchase Price for any cost of any such uncompleted repairs; (vi) any title or survey matter which could materially and adversely impact the operation or value of any of the Facilities; or (vii) any encumbrance or lien (other than the HCN Lease or the existing financings on the Facilities) on all or any portion of the Property indicated by the Search Reports. Seller shall advise Purchaser in writing (“Seller’s Cure Notice”) within five (5) Business Days after Purchaser delivers any Objection Notice, which (if any) of the Defects specified in the applicable Objection Notice Seller is willing to cure (the “Seller’s Cure Items”).
(b) If Seller delivers a Seller’s Cure Notice identifying any Seller’s Cure Items, Seller shall be unconditionally obligated to cure and remove (by endorsement or otherwise, in form and substance reasonably acceptable to Purchaser) the Seller’s Cure Items prior to the Closing. If (i) Seller does not deliver a Seller’s Cure Notice indicating that Seller will cure all of the Defects; or (ii) Seller delivers a Seller’s Cure Notice identifying Seller’s Cure Items, but Seller then fails to cure and remove (by endorsement or otherwise in form and substance reasonably acceptable to Purchaser) such Seller’s Cure Items prior to Closing, Purchaser may, in its sole discretion, elect to (a) terminate this Agreement by delivering written notice thereof to Seller on or prior to the Closing, in which event the provisions of Section 14.16 governing a permitted termination by Purchaser shall apply, Purchaser shall receive a refund of the Deposit and Seller shall reimburse Purchaser for Purchaser’s third party costs in connection with the transactions contemplated by this Agreement in the amount of up to One Hundred Twenty-five Thousand and No/100 Dollars ($125,000); or (b) elect to proceed to Closing with title to and condition of the Property and/or the Facilities as it then is. If Seller delivers Seller’s Cure Notice and elects to cure any Defects, Seller shall have up to thirty (30) days to effect such cures, and the Closing Date shall be extended to the date which is five (5) Business Days after Seller completes such cures.
ARTICLE 3
Conveyance
Section 3.1 Assignment of HCN Lease. On the Closing Date, Seller shall sell, transfer and convey to Purchaser all of Seller’s right, title and interest in the HCN Lease, including any Escrow Amounts held under the HCN Lease.
Section 3.2 Transferred Personal Property. On the Closing Date, Seller shall sell, transfer and convey to Purchaser all of its right, title and interest in the following described assets (collectively, the “Transferred Personal Property”), and Purchaser, as of the Closing Date, shall purchase, receive and accept the same from Seller:
(a) all Occupancy Agreements;
(b) all consumable goods and supplies, including inventories of food, beverages, pharmaceuticals, medical supplies, linens, clothing or similar items utilized in connection with the operation and/or maintenance of the Facilities;
(c) to the extent transferable as provided pursuant to Section 5.2(y), all healthcare and other operating licenses and permits applicable to the Facility, including, without limitation, elevator permits, food service permits, Transferred Operator Permits, Operator Approvals, Operator Licenses, and Permits, all of which are reflected on Schedule 3.2(c) attached hereto;

(d) other than the names Signature and Right Click, all Facility trade names, trademarks, service marks, telephone numbers, and goodwill, in each case used at the Facilities, including without limitation those items listed on Schedule 3.2(d);
(e) all books and records (including Business Records) relating to the Facilities unless non-transferrable by law;
(f) a permanent license (on a non-exclusive basis) for use of logos and insignias, marketing materials, policy and procedural manuals and Plans and Specifications, in each case related to the Facilities, for use only with respect to the Facilities;
(g) the lessee’s interest under the leases for any motor vehicles, copiers, and other leased equipment and under all utility contracts including electricity and cable, as listed on Schedule 3.2(g) attached hereto;
(h) all Tenant’s Property (as that term is defined in Section 11.1 of the HCN Lease);
(i) to the extent assignable or transferable, the interest, if any, of Seller in and to each and every bond, guaranty and warranty concerning the Facilities and the personal property, including any roofing, air conditioning, heating, elevator or other bond, guaranty and warranty relating to the construction, maintenance or replacement of the Facilities or any portion thereof;
(j) the interest of Seller in and to all guaranties and warranties given to Seller that have not expired (either on a “claims made” or occurrence basis) in connection with the operation, construction, improvement, alteration or repair of the Facilities;
(k) the Security Deposits;
(l) the Escrow Amounts; and
(m) any other property used at the Facilities and not owned by HCN or any resident, including the property listed on the attached Schedule 3.2(m), any motor vehicles owned by Seller, and computers and computer-related hardware, software, data, and databases used at the Facilities, but expressly excluding any proprietary interest in Right Click Software.
Section 3.3 Assumption. Purchaser shall assume as of the Closing Date all of the rights and obligations of Seller (whether in Seller’s capacity as owner, permittee, licensee or lessee) under the Transferred Personal Property listed on either Schedule 3.2(c) or 3.2(g), arising with respect to any period after the Closing Date. Except as otherwise set forth in this Agreement or any other transfer document, the Transferred Personal Property shall be conveyed by Seller as of the Closing Date, free and clear of all debt, liens and encumbrances. In addition to the Transferred Personal Property, Seller hereby agrees to deliver to the Facilities (or not remove from the Facilities, if located there prior to the Closing Date), to the extent the following items are in the possession or commercially reasonable control of Seller, all Business Records relating to the Facilities, including, without limitation, all records, reports and correspondence related to all licenses and Permits related to the Facilities, including all health surveys, governmental agency reports, inspections, communications, correction plans and related matters since January 2007 and all operational policies and procedures and manuals, including without limitation all policies and procedures required by HIPAA and all training manuals and training materials. Seller shall have no obligation to deliver the Transferred Personal Property to any location other than the Facilities, it being understood and agreed that the presence as of the Closing Date of the Transferred Personal Property at the Facilities to which such Transferred Personal Property relates shall constitute delivery thereof. Seller represents that the Property, together with any property owned by HCN and leased to Seller pursuant to the HCN Lease, is all of the property reasonably necessary to operate the Facilities as the Facilities were operated just prior to the Effective Date, with the exception of the Right Click Software.
Section 3.4 Occupancy Agreements; Security Deposits
(a) As of the Closing Date, Seller shall assign to Purchaser any and all right, title, and interest it may have as lessor in and to each residential or non-residential occupancy agreement (individually, each an “Occupancy Agreement” and collectively, the “Occupancy Agreements”) listed on the rent roll (“Rent Roll”) attached as Schedule 3.4(a) hereto. Purchaser shall assume any and all rights and obligations as lessor under each such Occupancy Agreement after the Closing Date. Seller hereby represents to Purchaser that as of the Effective Date, the Rent Roll is complete and accurate in all material respects, reflects all Occupancy Agreements applicable to the Facilities and accurately reflects the Security Deposits for each resident or other tenant of the Facilities. Seller hereby represents that as of the Effective Date, there are no defaults by Seller or, to its knowledge, by any resident or other tenant under any Occupancy Agreement except as disclosed on Schedule 3.4(a) hereto, and further represents that as of the Effective Date, there are no resident trust funds (nor any tangible personal property of any resident or other tenant held by Seller), other than Security Deposits under the Occupancy Agreements. Seller hereby represents that each of the residential Occupancy Agreements listed on the Rent Roll is on commercially reasonable terms and otherwise meets the following standards:
(i) is freely assignable by Seller;
(ii) does not provide for services to any resident for the remainder of such resident’s life;
(iii) does not contain any type of rate lock or other non-typical provision or any rate guaranty for more than two (2) calendar years, except for those Occupancy Agreements listed on Schedule 3.4(a)(iii) attached hereto;
(iv) is accurately reflected in the accounting records for the relevant Facility;
(v) is on a form substantially similar to one of the forms attached hereto as Schedule 3.4(a)(v) hereto with no material modifications, amendments, addendums or supplemental agreements;
(vi) does not have a maximum term in excess of two (2) years;
(vii) does not contain any option to purchase; and

(viii) does not allow for collection or payment of rent for more than one (1) month in advance, except for those Occupancy Agreements listed on Schedule 3.4(a)(viii) attached hereto.
(b) As of the Closing Date, Seller shall transfer to Purchaser and Purchaser shall accept, funds in the amount as set forth on the Rent Roll as being the aggregate, current amount of unapplied security deposits (the “Security Deposits”) under the Occupancy Agreements, and after the Closing Date, Purchaser agrees to be solely responsible to the residents or other tenants of the Facilities for such Security Deposits, but Purchaser shall not be responsible for any resident deposits not transferred to Purchaser. Purchaser agrees within all applicable state required notice periods to deliver to each resident or other tenant notice of the assignment of its Occupancy Agreement and Security Deposit to Purchaser as of the Closing Date, which notice shall include the proper notice and rent payment address for Purchaser.
Section 3.5 Prepaid Expenses. As of the Closing Date and subject to proration in accordance with the provisions of Section 9.2 of this Agreement, Seller shall transfer and convey to Purchaser and Purchaser shall accept from Seller all of Seller’s respective right, title and interest in and to any prepaid expenses with respect to the Facilities that have an ongoing value to Purchaser. Notwithstanding anything herein to the contrary, the Escrow Amounts shall not be considered prepaid expenses and shall not be prorated pursuant to any provision of this Agreement.
Section 3.6 Service Contracts. As of the Closing Date, Seller shall assign and transfer to Purchaser all of the Assigned Contracts, but no other Service Contracts. As set forth in Section 2.2(a), Seller shall deliver to Purchaser, as part of the Documents, copies of all Service Contracts. Purchaser will review such Service Contracts and will prepare a list of Service Contracts that Purchaser is willing to assume which list shall include all motor vehicle leases, photocopier and appliance leases and utility contracts including contracts for electricity cable, and telephone no later than five (5) days prior to the end of the Inspection Period; this list shall become Schedule 3.6 of this Agreement. Seller hereby represents to Purchaser that as of the Effective Date, there are no defaults by Seller or, to its knowledge, any other party under the Service Contracts, there are no disputes related to the Service Contracts, and that each Service Contract is in full force and effect in accordance with its terms as of the Effective Date. As of the Closing Date, Purchaser shall assume the Assigned Contracts and all of the rights and obligations of Seller under the Assigned Contracts arising after the Closing Date. Seller, at Seller’s sole cost and expense, shall obtain any required consent, waiver or approval in connection with the assignment to and assumption by Purchaser of Seller’s interests under the Assigned Contracts, excluding however any cost or expense related to the lease, loan transactions and related transactions between HCN and Affiliates and Purchaser and/or its Affiliates. Nothing herein shall be construed as imposing any liability on Purchaser with respect to (i) any obligations under Assigned Contracts that relate to the period prior to the Closing Date, even if the same are not payable until after the Closing Date; or (ii) any other Service Contracts which may affect the Facilities, it being agreed that Seller is responsible for termination of the same and payment of any sums due thereunder accruing through said termination date (subsections (i) and (ii) collectively referred to as the “Seller Contract Liabilities”). Purchaser shall be responsible for complying with the terms of all Assigned Contracts after the Closing Date.

Section 3.7 Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser does not hereby agree to assume, pay, perform, satisfy or discharge any liability or obligation of Seller existing on the Closing Date or arising out of any transactions entered into, or any state of facts existing prior to the Closing Date (the “Excluded Liabilities”) and Seller agrees to pay and satisfy when due all of the Excluded Liabilities. The term “Excluded Liabilities” shall include, without limitation, the following:
(a) any liability or obligation of Seller or its Affiliates related to borrowed money, letters of credit, installment purchases, or capital leases other than those leases which are assumed by Purchaser as part of the Assigned Contracts;
(b) any liability or obligation of Seller or its Affiliates relating to amounts due, claimed or becoming due to any federal or state assistance programs or any other health care reimbursement or payment intermediary, including but not limited to, any recapture, adjustment, recoupment, overpayment, penalty, assessment or any other financial obligation or charge whatsoever, with respect to any period prior to the Closing Date;
(c) any liability or obligation of Seller or its Affiliates relating to any assets related to the Facilities that are not transferred to Purchaser;
(d) any and all other liability or obligation of Seller or its Affiliates incurred in connection with, or arising by reason of, their ownership or operation of the Facilities prior to the Closing Date;
(e) any liability or obligation due or performable under the HCN Lease with respect to any matters or circumstances arising prior to the Closing Date;
(f) the Seller Contract Liabilities; and
(g) any Environmental Liabilities.
ARTICLE 4
Operations Transfer
Section 4.1 Transfer of Permits. To the extent transferable and assignable as set forth on Schedule 3.2(c) pursuant to Section 5.2(y), Seller shall, at Seller’s cost, transfer and assign to Purchaser or its designee at Closing the Permits to be assumed by Purchaser (the “Assumed Permits”). Schedule 3.2(c) attached hereto and made a part hereof sets forth a list and description of the Assumed Permits, the transferor of the Assumed Permits and a list of the Government Authorities whose consent is required for such transfer. In addition Seller shall reasonably assist Purchaser in its efforts to obtain any permits, licenses, approvals, or comparable consents from any Governmental Authority (including any Health Departments) that are either a condition of the transfer of the HCN Lease or the Transferred Personal Property to Purchaser or necessary for Purchaser to obtain in connection with ownership, use and operation of the Facilities from and after Closing under any and all applicable laws, ordinances, rules or regulations (collectively, “Purchaser Permits”). At Closing, Seller shall, or shall cause the Manager to, as applicable, at Seller’s sole cost, (i) transfer to Purchaser the Business Records, pursuant to the Assignment; and (ii) cooperate in the issuance to, or receipt by, Purchaser for each Facility any and all permits, licenses, approvals, consents or other comparable items from any Governmental Authority (including any Health Departments) that are either a condition of the transfer of operations at the Facilities or necessary in connection with this Agreement and/or the use and operation of the Facilities after Closing in the manner in which they are currently being operated (the permits, licenses, approvals and comparable items described above, the “Operator Approvals”). Schedule 3.2(c) attached hereto and made a part hereof also describes (i) all of the Purchaser Permits, the Transferred Operator Permits and the other Operator Approvals; (ii) the party transferring and receiving or retaining the Transferred Operator Permits or any other Operator Approvals if and to the extent transferred and any Governmental Authorities whose consent is required; and (iii) the party issuing and receiving the Transferred Operator Permits or any other Operator Approvals that are not assigned or transferred.
Section 4.2 Employees.
(a) At least twenty (20) Business Days prior to the Closing Date, Seller shall deliver to Purchaser the last two ADP payroll statements of Seller’s employees, which together with supplemental documents shall contain (i) the names of all employees of Seller, and (ii) such employees’ positions and rates of pay, together with an indication of the last pay increase for each applicable employee, which statements shall be complete and correct in all material respects. Seller hereby represents and warrants that, as of the Effective Date, Schedule 4.2 attached hereto is a complete list of any material claims of harassment, neglect or wrongdoing of any kind made to Seller by or against any resident or employee of Seller within the preceding twelve (12) month period. At all times prior to the Closing Date, Purchaser shall be given, to the extent allowed under applicable law, the right to review personnel files related to Seller’s employees and to make copies thereof. On the Closing Date, Seller shall deliver all of its personnel files from the Facilities to Purchaser. Seller may retain copies of any such files Seller deems appropriate.
(b) Purchaser is hereby given the right, in its sole and absolute discretion, but not the obligation, to offer to employ any of Seller’s employees as of the Closing Date, subject to such introductory period as required by Purchaser. As of the Closing Date, Seller shall have terminated the employment of all of Seller’s employees (the “Termination”). Purchaser agrees to save, indemnify, and hold Seller and its Affiliates harmless from any and all claims arising from any alleged failure to provide notice to terminated employees pursuant to the WARN Act.
(c) Seller shall satisfy and remain liable for all Employee Liabilities relating to Transferred Employees that arise or accrue prior to the Closing Date, including without limitation, (1) payroll through the Closing Date, which payroll shall be paid by Seller no later than six (6) days after Closing, (2) earned and accrued vacation pay, paid time-off, bonuses, commissions, severance pay, etc., (3) all other remuneration and benefits of any kind owed to employees, including all contributions and premiums necessary to fund fully all benefits accrued prior to the Closing Date under each employee benefit plan, fund, or program that has been established, maintained, or contributed to by Seller, and (4) claims or obligations associated with any job or work related injury, illness or fatality.

(i) Purchaser shall be responsible for all Transferred Employee Liabilities that arise or accrue after the Closing Date. Transferred Employees shall, for all purposes, be treated by Purchaser as newly hired employees of Purchaser.
(ii) All liabilities and obligations to each individual that is entitled to continuation coverage under COBRA as a result of (A) a qualifying event or events that occurred prior to the Closing Date; or (B) as a result of the Termination, shall be the sole responsibility of Seller.
(d) Seller hereby acknowledges and agrees that notwithstanding anything to the contrary herein, Seller shall be solely responsible for, and Purchaser shall not have any responsibility whatsoever for, any and all obligations, claims, costs, expenses, fees, damages and liabilities, whether now known or hereafter arising, relating or connected in any way whatsoever to any claims, threats of claims, complaints, lawsuits, proceedings, investigations or inquiries by or relating to any employee or applicant for employment to the extent arising out of or connected with actions, events, statements, omissions or circumstances occurring or existing prior to the Closing Date.
(e) Seller agrees to make available to Purchaser for ninety (90) days after the Closing Date access to Seller’s corporate accounting staff to answer questions and provide information to assist in transition of operational control of the Facilities to Purchaser and such accounting staff shall reasonably cooperate with Purchaser regarding such inquiries and information.
ARTICLE 5
Representations and Warranties
Section 5.1 Purchaser’s Representations and Warranties. The execution and delivery of this Agreement by Purchaser, and the performance of this Agreement by Purchaser, have been duly authorized by Purchaser, and this Agreement is binding on Purchaser and enforceable against Purchaser in accordance with its terms. No consent of any creditor, investor, judicial or administrative body, Health Department or other Governmental Authority, or other party to such execution, delivery and performance by Purchaser is required except as set forth herein. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Purchaser is a party or by which Purchaser is bound; or (ii) violate any restriction, court order, permit, agreement or other legal obligation to which Purchaser is subject.
Section 5.2 Seller’s Representations and Warranties. Seller hereby represents and warrants to Purchaser as follows:
(a) Each entity comprising Seller is a limited liability company validly existing and in good standing under the laws of the State of Texas and has all requisite limited liability company power and authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly authorized, executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, reorganization, insolvency, or similar laws of general applicability governing the enforcement of the rights of creditors or by the general principles of equity (regardless of whether considered in a proceeding at law or in equity).
(c) The execution and delivery of this Agreement by Seller, and the performance of this Agreement by Seller, have been duly authorized by Seller, and this Agreement is binding on Seller and enforceable against Seller in accordance with its terms. No consent of any creditor, investor, judicial or administrative body, Health Department or other Governmental Authority, or other party to such execution, delivery and performance by Seller is required except as set forth herein. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Seller is a party or by which Seller or the Property are bound; or (ii) violate any restriction, court order, permit, agreement or other legal obligation to which Seller and/or any Facility is subject.
(d) Seller is the owner of the Transferred Personal Property and the leasehold estate created by the HCN Lease. Except with respect to property owned by HCN and leased to Seller pursuant to the HCN Lease and the Right Click Software (which do not constitute a part of the Property), the Property includes all property necessary to operate the Facilities (and which is being used to operate the Facilities) as assisted living and memory care facilities. The Facilities are managed by Manager.
(e) Seller has delivered to Purchaser true and complete copies of all of the Documents. To the best of Seller’s knowledge, none of the Documents contains any untrue statement of a fact or omits to state a fact necessary to make any statement of fact contained therein not misleading in any material respect. Seller agrees that it will provide to Purchaser within three (3) days of written request of Purchaser any other document or information reasonably available to Seller or within Seller’s control relating to the Facilities.
(f) Seller has satisfied all material requirements set forth in the HCN Lease, and neither Seller nor HCN is in default under the HCN Lease. No set of circumstances exists which with the giving of notice or passage of time would constitute an Event of Default (as defined in the HCN Lease) under the HCN Lease. The HCN Lease constitutes the valid and binding obligations of Seller and HCN and is enforceable according to its terms. There are no agreements between (i) Seller or any of Seller’s Affiliates and (ii) HCN or any of HCN’s Affiliates except as set forth in the HCN Lease, loan documents with HCN, the insurance side letter and the side letter concerning the Freddie Mac financings.
(g) The Facilities or their use and operation are not currently in violation of any material applicable Governmental Requirements, licenses, permits and authorizations (including the Permits and the Provider Agreements).
(h) Seller has not received any written notice alleging that any Seller is in default under any of the Permits, Provider Agreements, or Service Contracts, nor to the best of Seller’s knowledge does there exist a default (or any event or circumstance which with the giving of notice, passage of time or both would constitute a default) under any of the Permits, Provider Agreements, or Service Contracts.
(i) Other than the Management Agreement, there are no contracts of any kind relating to the management, operation, maintenance or repair of the Facilities except for the Service Contracts and Provider Agreements. All of the Service Contracts to which any Seller is party binding or affecting the Facilities are identified on Schedule 5.2(i) attached hereto and made a part hereof and Seller has delivered to Purchaser as part of the Documents true and complete copies of the Service Contracts.
(j) To the best of Seller’s knowledge, the Facilities contain no material structural defects or deficiencies and are in good order and repair and are free of insect and rodent infestation. The roofs of the Facilities are free of leaks or other material defects, and all mechanical and utility systems servicing the Facilities (including, but not limited to, HVAC systems) are in good condition and proper working order, free of material defects and are in compliance with all applicable laws and codes. To the best of Seller’s knowledge, the Facilities are free of mold. To the best of Seller’s knowledge, the Transferred Personal Property is in good condition, working order and repair.
(k) All water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by law or necessary for the operation of the Facilities are installed and connected pursuant to valid permits; are adequate to service the Facilities; and to the best of Seller’s knowledge are in good operating condition. Seller has not received any written notice advising of or alleging the existence of any fact or condition that would or could result in the termination or impairment of the furnishing of service to the Facilities of water, sewer, gas, electric, telephone, drainage or other such utility services.
(l) Except as disclosed on Schedule 5.2(l) attached hereto and made a part hereof, there are no pending or, to the best knowledge of Seller, threatened, judicial, municipal or administrative proceedings affecting the Facilities, or in which Seller or HCN is or will be a party by reason of HCN’s ownership or Seller’s operation of the Facilities or any portion thereof, including, without limitation, proceedings for or involving collections, condemnation, eminent domain, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred at the Facilities or by reason of the condition, use of, or operations at, the Facilities. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or threatened against Seller nor are any of such proceedings contemplated by Seller.
(m) Seller now has in full force and effect the insurance coverages relating to each Facility described on Schedule 5.2(m) attached hereto and made a part hereof (the “Insurance Policies”). Seller has not received any written notice from any insurance carrier alleging any defects or inadequacies with respect to any Facility that, if not corrected, would result in termination of insurance coverage or increase in the normal and customary cost of any or all of the Insurance Policies.

(n) Financial Information.
(i) The Operating Statements and the Financial Statements delivered by Seller to Purchaser are accurate and complete copies thereof and represent all of the Operating Statements and Financial Statements (i) prepared by or on behalf of and relied upon by Seller in the conduct of operations at the Facilities with respect to the periods covered therein, and (ii) that Seller delivered to or were relied upon by HCN in connection with the HCN Lease. The Operating Statements and the Financial Statements accurately set forth in all material respects the results of the operations of the Facilities for the periods covered. The Operating Statements have been prepared in accordance with sound property management practices consistently applied during the periods described therein. The year-end audited Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied during the periods described therein, and the Financial Statements fairly present the results from operations of the Facilities. There has been no material adverse change in the financial conditions or operation of the Facilities since the periods covered by the Operating Statements and the Financial Statements. To the best of Seller’s knowledge, Seller has no liabilities or obligations, and there is no basis for any assertion against Seller of any liability or obligations, except those liabilities or obligations which are (a) fully reflected or adequately reserved against in the Financial Statements; (b) disclosed in this Agreement or in the exhibits or schedules hereto; or (c) incurred in the ordinary course of business consistent with past practice from and after the date of the last Operating Statement, which in the aggregate are not material to Seller.
(ii) Since the effective date of the applicable amendment to the HCN Lease, Seller has operated the Facilities in the ordinary course, consistent with past practice, and Seller has not: (i) suffered any Material Adverse Effect on the ownership and operation of any Facility; (ii) incurred, assumed or guaranteed any indebtedness for money borrowed, or incurred any liabilities or obligations other than in the ordinary course of business and loans from HCN of which the Working Capital Amount forms a part; (iii) paid, discharged or satisfied any claim, lien or liability, other than those: (a) which were reflected or reserved against in the Financial Statements, and which will be paid, discharged or satisfied in the ordinary course of business consistent with past practice; or (b) which were incurred and paid, discharged or satisfied since the date of the last applicable Financial Statement in the ordinary course of business consistent with past practice; (iv) written down the value of any inventory, or written off as uncollectible any notes, accounts or other receivables or any portion thereof, except in the ordinary course of business consistent with past practice; (v) leased or acquired any capital asset other than in the ordinary course of business; (vi) entered into any transaction with any of their respective Affiliates, other than in the ordinary course of, and pursuant to the reasonable requirements of, the business at the Facilities and upon terms that are no less favorable than could be obtained in a comparable transaction with a Person who was not such an Affiliate; or (vii) agreed to, or made any commitment to, do any of the foregoing.
(o) The Facilities are in material compliance with all laws, ordinances and regulations applicable to the use and operation of the Facilities. To the best of Seller’s knowledge, the use of each Facility, together with the ancillary uses thereto, are permitted under the applicable municipal zoning ordinances, or special exceptions, variances or conditional uses thereto, and the Facilities comply with all conditions, restrictions and requirements of such zoning ordinances and amendments thereto. Seller is not a party to nor, to the best of Seller’s knowledge, is there any threatened proceeding for the rezoning of any Facility or any portion thereof, or the taking of any other action by a Governmental Authority that would have an adverse or material impact on the value or use of the Facilities, Seller’s leasehold estate pursuant to the HCN Lease or the Transferred Personal Property.
(p) Tax assessments for the current year have not been established. Other than a contract with Integra Tax dated April 10, 2008, there are no outstanding written agreements with attorneys or consultants with respect to real estate taxes that will be binding on Purchaser or any Facility after the Closing. Other than the amounts disclosed by the tax bills, no special assessments of any kind (special, bond or otherwise) are or have been levied against any Facility, or any portion thereof, that are outstanding or unpaid, and, none will be levied prior to Closing.
(q) Each parcel of land upon which a Facility is located is a separately assessed tax parcel and a separately zoned parcel.
(r) Operator Matters.
(i) To the best of Seller’s knowledge, Seller is not the subject of any investigation, proceeding or examination by any Health Department or other governmental or quasi-governmental authority commission, board or agency concerning an actual or alleged violation of any laws, ordinances, rules, regulations, or any Permits, except as set forth on Schedule 5.2(r)(i). The Permits (i) may not be, and have not been and will not be, transferred to any location other than the Facilities; (ii) are not and will not be pledged as collateral security for any loan or indebtedness that will not be released at Closing; and (iii) are held and will remain free from restrictions or known conflicts which would materially impair the use or operation of the Facilities and shall not be provisional, probationary or restricted in any way.
(ii) Except as set forth on Schedule 5.2(r)(ii), Seller is not involved in any litigation, proceeding, or investigation (by or with any person, employee, resident, Health Department or Governmental Authority), nor does Seller have any knowledge of any claim or threatened litigation, proceeding or investigation. Other than regularly scheduled audits, surveys and reviews, no validation review, peer review or program integrity review related to any Facility or the Seller has been conducted by any entity, commission, board or agency in connection with any Permit or federal or state health program, and no such reviews are scheduled, pending or threatened against or affecting any Facility or Seller.
(iii) With respect to each Facility, the Permits and Provider Agreements represent all of the licenses, Permits, approvals, and Provider Agreements necessary in order to operate the Facilities as assisted living and memory care facilities.
(iv) Seller has delivered to Purchaser accurate and complete copies of all Operator Reports for the last three (3) years. The Operator Reports are accurate in all material respects. All material reports, documents and notices required to be filed, maintained or furnished by Seller to any governmental agency with respect to all of the Facilities have been so filed, maintained or furnished. Except as disclosed on Schedule 5.2(r)(iv), there are no defects or deficiencies to or with respect to any Facility or Provider Agreement cited in any survey provided, submitted or made by or to any Governmental Authority under any Third Party Payor Program or any law, ordinance, rule or regulation that remain uncured.

(v) Neither Seller nor any of the Facilities is the subject of any proceeding by any Governmental Authority, nor to the best of Seller’s knowledge, threatened with any such proceedings, and no notice of any violation has been issued by a Governmental Authority that would, directly or indirectly, or with the passage of time:
(A) impact Seller’s ability to accept and/or retain residents at a Facility;
(B) have a Material Adverse Effect on Seller’s ability to accept and/or retain residents or operate the Facilities or result in the imposition of a fine or sanction; or
(C) modify, limit or annul or result in the transfer, suspension, or revocation or imposition of probationary use of any of the Permits.
(vi) No Facility has now, nor at any time in the past has, entered into any Provider Agreements with or otherwise been a provider, vendor or contractor under Medicaid, Medicare, any Medicaid waiver program, or any other state or federal health care program. Seller is not a participant in any federal program whereby any governmental agency may have the right to recover funds by reason of the advance of federal funds.
(vii) There are no current, pending or outstanding Third Party Payor Programs reimbursement audits or appeals pending at any Facility, and there are no years that are subject to audit. There are no current or pending Third Party Payor Programs’ recoupment efforts at any Facility.
(viii) No state or federal regulatory agency with jurisdiction over any Facility has: (i) made a substandard quality of care determination regarding any Facility; (ii) made a determination that any Facility is not in substantial compliance with any applicable regulatory requirements; (iii) designated any portion of any Facility or the entirety of any Facility as part of a “poor performing chain”; or (iv) taken adverse regulatory action with respect to any Facility including, without limitation, the imposing of civil money penalties.
(ix) If and to the extent required, Seller has assessed residents of the Facilities in accordance with all Governmental Requirements related to assisted living home care providers, memory care, home and community-based waivered services (if applicable), as well as other Governmental Requirements and has determined that all residents of the Facilities have been appropriately assessed to live at the Facilities as of the Effective Date.
(x) Other than delegated services acceptable under assisted living regulations in Texas, Seller has not provided residential nursing care or skilled living facility care or administered medications within the meaning of Governmental Requirements regulating the operation of nursing home or skilled nursing facilities.
(xi) To the best of Seller’s knowledge, there are no waivers, exemptions, or exceptions of Governmental Requirements relating to the operation of the Facilities that will cease to apply as a result of the transfer to Purchaser which are material.
(xii) Seller, its officers, directors and employees, and to the best of Seller’s knowledge Persons who provide services under agreements with Seller or the Facilities have been and are in material compliance with state laws and regulations relating to licensure and operation of the Facilities or any applicable federal, state and local statutes and regulations and rules of professional conduct.
(xiii) Neither Seller nor any of the Facilities is a covered entity under HIPAA.
(s) Seller has never been a party to any collective bargaining agreement or other arrangement with any union covering any of its employees. Other than as set forth in Schedule 4.2 to the knowledge of Seller, there is no material dispute between Seller and any of Seller’s employees related to compensation, severance pay, vacation or pension benefits or discrimination.
(t) To the best of Seller’s knowledge, Seller has complied in all material respects with all applicable Governmental Requirements relating to employment, wages, hours, equal employment opportunity, collective bargaining, pension, welfare and benefit plans (including ERISA), safety, health and the payment of social security, employment, workers’ compensation, disability and payment and withholding of taxes, and Seller is not liable or in arrears with respect to any of such taxes.
(u) Except as set forth on Schedule 5.2(u), Seller does not maintain, sponsor or contribute to, nor has Seller ever maintained, sponsored or been obligated to contribute to, within the last six years, any “employee benefit plan” which is subject to Title IV of ERISA and Section 412 of the Code. A favorable determination letter or opinion letter has been issued by the Internal Revenue Service for each employee benefit pension plan which is intended to be tax-qualified. Neither Seller nor any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with Seller under Section 414(b), (c), (m) or (o) of the Code (each an “ERISA Affiliate”) maintains retiree life or retiree health insurance plans that are “welfare benefit plans” within the meaning of Section 3(1) of ERISA and that provide for continuing benefits or coverage of any participant or any beneficiary of a participant except as may be required under COBRA, or at the sole expense of the participant or any participant’s beneficiary. To the best of Seller’s knowledge, Seller and any ERISA Affiliate that maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle I of ERISA and the regulations thereunder. Seller is not currently, or ever has been, a party to or subject to any collective bargaining agreement or other arrangement with any union, and Seller does not employ and never has employed any union employees.
(v) Within the period of ninety (90) days before the Effective Date, Seller has not (i) permanently or temporarily shut down a single site of employment, or one or more facilities or operating units within a single site of employment, if the shutdown would have resulted in an employment loss during any thirty- (30-) day period at the single site of employment for fifty (50) or more employees, excluding any part-time employees; or (ii) had a mass layoff at a single site of employment of at least thirty-three percent (33%) of the active employees and at least fifty (50) employees, excluding part-time employees. The terms “single site of employment,” “operating unit,” “employment loss” and “mass layoff” shall be defined as in the WARN Act.

(w) Seller is a “United States Person” within the meaning of the Code.
(x) The assignment of Seller’s interest under the HCN Lease and the sale of the Property to Purchaser hereunder is not subject to, and does not subject Purchaser to, any liability for bulk sales obligations under the law of the state in which any Facility is located.
(y) The Permits represent all of the permits, licenses, approvals, certifications, accreditations, covenants and other comparable authorizations from Governmental Authorities (including any Health Department) required or necessary to be issued or granted to Seller in connection with the operation and ownership of the Facilities under applicable laws, ordinances, rules and regulations. All Permits are valid and in good standing. Seller has not received written notice alleging any material violation of any Permits, and, to the best of Seller’s knowledge, Seller is not in material violation of any Permits. Schedule 3.2(c) contains: an accurate and complete list of (A) all Permits (including any Operator Licenses); (B) the parties to whom the same have been issued; and (C) the parties who issue such Permits; those Permits which are (1) only transferable upon receipt of consent or approval from the parties identified as having issued such Permits; or (2) not transferable; and the Assumed Permits to be assumed by Purchaser at Closing, the Transferred Operator Permits to be assumed by Purchaser and all of the Operator Approvals.
(z) Seller has not received any written notice advising it of any pending or threatened condemnation or other governmental taking proceedings affecting all or any part of any Facility.
(aa) Neither Seller nor any Seller representative is party to any agreement, arrangement or understanding (formal or informal, conditional or otherwise) for the sale, financing, transfer, assignment or conveyance of all or any portion of (A) the Transferred Personal Property; (B) Seller (or any assets of Seller other than in the ordinary course); or (C) Seller’s interest in the HCN Lease.
(bb) Environmental Matters. Except as described on Schedule 5.2(bb) attached hereto:
(i) To the best of Seller’s knowledge the Facilities have been and continue to be owned and operated in compliance with all Environmental Laws. There have been no past claims, complaints, notices, correspondence or requests for information received by Seller or any of Seller’s Affiliates with respect to any violation or alleged violation of any Environmental Law, any releases of Hazardous Substances or with respect to any corrective or remedial action for or cleanup of the Facilities or any portion thereof (“Environmental Deficiencies”). All prior Environmental Deficiencies listed on Schedule 5.2(bb) have been completely remedied, and to the extent necessary Seller has received applicable notice from Governmental Authorities that all Environmental Deficiencies have been remediated so as to conform to all Environmental Laws; no further remediation is required.
(ii) Neither Seller nor any of Seller’s Affiliates has transported, disposed of or treated, or arranged for the transportation, disposal or treatment of, any Hazardous Substances to or from any Facility. No oral or written notification of a release or discharge of a Hazardous

Substance has been filed by or on behalf of, or received by, Seller or any of Seller’s Affiliates with respect to any Facility and no Facility is listed or proposed for listing, on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. or on any similar state list of sites requiring investigation or clean-up.
(iii) Except as listed on Schedule 5.2(bb), there are no underground storage tanks at, in, under or about any Facility. Seller has not removed any underground storage from any Facility.
(iv) Except as listed on Schedule 5.2(bb), no asbestos, polychlorinated biphenyls or urea formaldehyde is or has been present at any Facility, nor have any of the foregoing been removed by Seller from any Facility.
(v) There are no environmental liens on all or any portion of any Facility, and no governmental actions have been taken or are in process that could subject any portion of any Facility to such liens.
(vi) To the best of Seller’s knowledge, no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Authority or other person with respect to any actual or alleged violation by Seller or any of Seller’s Affiliates of any Environmental Law in connection with any Facility or the conduct of business thereon.
(vii) Schedule 5.2(bb) sets forth an accurate and complete description of all Environmental Liabilities known to Seller as of the Effective Date.
(cc) Patriot Act. Seller, Seller’s beneficial owners and any of Seller’s Affiliates, that have or will have an interest in the transactions contemplated by this Agreement or in any property that is the subject matter of this Agreement or will participate, in any manner whatsoever, in the transactions contemplated herein:
(i) are not a Prohibited Person (defined below); and
(ii) shall be in full compliance with all applicable orders, rules, regulations and recommendations promulgated under or in connection with Executive Order No. 13224 — Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001 (www.http://www.ustreas.gov/offices/enforcement/ofac/programs/terror/terror.pdf) (“Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“Patriot Act”).
The term “Prohibited Person” shall mean any person or entity:
(A) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order;

(B) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;
(C) with whom Seller is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;
(D) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;
(E) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Department of the Treasury, Office of Foreign Assets Control at its official website, www.treas.gov.ofac or at any replacement website or other replacement official publication of such list; or
(F) who is an Affiliate of a person or entity listed above.
“Affiliate” for purposes of this Section 5.2(cc) means, as to any person or entity, any other person or entity that, directly or indirectly, is in control of, is controlled by or is under common control with such person or entity or is a director or officer of such person or entity or of an Affiliate of such person or entity.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.
(dd) Seller’s Knowledge. As of the Effective Date, the representations and warranties of Seller that are expressly limited “to the best of Seller’s knowledge”, “to Seller’s knowledge”, or similar qualifiers shall be limited to the knowledge of the Principals and the following officers of Seller or Manager: Abdulla Kagawalla, Teresa Allmond, Sharee Cummings, Robert Enloe and Elaine Sinor (collectively, “Seller’s Knowledge Persons”). Notwithstanding the foregoing, for purposes of the Bringdown Certificate to be delivered by Seller at Closing, the Seller’s Knowledge Persons whose knowledge is included for purposes of the representations and warranties of Seller made as of the Closing Date shall be expanded to include the Executive Director of each Facility.
Section 5.3 Survival. Except as otherwise expressly stated, all representations and warranties of Purchaser and Seller set forth in this Agreement shall survive the Closing Date for a period of two (2) years and shall not merge into any instrument of conveyance.
ARTICLE 6
Covenants of Seller
Section 6.1 New Leases. Seller shall not execute any new lease, license, management agreement or other agreement affecting the ownership or operation of any Facility, other than in the ordinary course of business and upon similar terms as currently in place, without Purchaser’s prior written approval (which approval may be withheld in Purchaser’s sole discretion and shall be deemed denied if Purchaser’s written approval is not delivered to Seller within five (5) Business Days following Seller’s written request for such approval); provided, however, the Seller may, without Purchaser’s approval, execute new Occupancy Agreements with residents as long as any such agreement is on a form substantially similar to those attached hereto on Schedule 3.4(a)(v) and does not provide discounts from Seller’s average rates for that Facility of more than 10% of the annualized rate for room, board and level of care.
Section 6.2 New Service Contracts. Seller shall not amend any existing Service Contract or enter into any contract with respect to the ownership or operation of any Facility, other than in the ordinary course of business and upon similar terms as currently in place, that is not terminable on thirty (30) days notice, or that would otherwise affect the use, operation or enjoyment of any Facility after Closing, without Purchaser’s prior written approval (which approval may be withheld in Purchaser’s sole discretion and shall be deemed denied if Purchaser’s written approval is not delivered to Seller within five (5) Business Days following Seller’s request for such approval).
Section 6.3 Insurance. The Insurance Policies shall remain continuously in force through and including the Closing Date without any change in policy terms from those presented on the Effective Date.
Section 6.4 Operation of Property. Seller shall operate and manage the Facilities in the same manner in which they are being operated as of the Effective Date, maintaining present services; and shall maintain the Facilities in their same repair and working order; shall keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Facilities in the manner in which they are being operated as of the Effective Date; and shall perform, when due, all of Seller’s obligations under the Service Contracts, Permits, and other agreements relating to the Facilities and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Facilities. Seller shall maintain the Permits (including, but not limited to, any Operator Licenses) in good standing and comply with all of its obligations thereunder. None of the Transferred Personal Property, fixtures or inventory shall be removed from the Facilities unless replaced by personal property, fixtures or inventory of equal or greater utility and value. Seller shall not make any alterations to the Facilities in excess of $15,000 per Facility per month without obtaining Purchaser’s prior written consent. Other than pursuant to the contract with Integra Tax dated April 10, 2008, Seller will not, without the prior written consent of Purchaser (which consent will not be unreasonably withheld or delayed), institute any proceedings or applications for a reduction in the real estate tax or assessment of any Facility or any other relief for any tax year.
Section 6.5 No Assignment. After the Effective Date and prior to Closing, Seller shall not assign, alienate, lien, encumber or otherwise transfer all or any (i) part of any Facility or any interest, easement or right of way therein; (ii) part of the Transferred Personal Property; or (iii) interest in the HCN Lease. Without limitation of the foregoing, Seller shall not enter into any agreement, arrangement, letter of intent or understanding, formal or informal, for the sale, transfer or conveyance of all or any (x) part of any Facility or any interest, easement or right of way therein; (y) part of the Transferred Personal Property; or (z) interest in the HCN Lease, in each case, conditional or otherwise.

Section 6.6 Change in Conditions. Seller shall, to the extent Seller obtains knowledge thereof, promptly notify Purchaser of any change in any condition with respect to any Facility or the Property, or of the occurrence of any event or circumstance, that makes any representation or warranty of Seller to Purchaser under this Agreement untrue or misleading, or any covenant of Seller under this Agreement incapable or less likely to be performed, or any condition precedent incapable or less likely to be satisfied. Promptly, and in any event within five (5) Business Days, after its receipt, delivery, filing or preparation, as the case may be, Seller shall deliver to Purchaser true and complete copies of: (i) any Operator Reports received or prepared by Seller; (ii) any reports, filings, applications, or petitions made by Seller to any Governmental Authority (including any Health Departments) with respect to any Facility; (iii) any material written correspondence or notices to or from any Seller or Governmental Authority (including any Health Departments) with respect to any Facility; and (iv) any other document, information, material, notice or comparable report or item that constitutes a Document but either did not exist, was not discovered or was not in Seller’s possession or reasonable control as of the Effective Date.
Section 6.7 SEC Requirements. Upon Purchaser’s request, before Closing and for a period of three (3) years after Closing, Seller shall make the Operating Statements, the Financial Statements, pro forma financial information and any underlying financial data associated therewith available to Purchaser for inspection, copying and audit by Purchaser’s designated accountants at Purchaser’s expense. Seller shall timely provide Purchaser, but without third-party expense to Seller, with copies of, or access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, to enable Capital Senior Living Corporation to file a registration statement, a Form 8-K or any other securities filing, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). Without limitation of the foregoing, Purchaser or its designated independent or other accountants may audit the Operating Statements and the Financial Statements, and may prepare interim financial statements and pro forma financial statements, and Seller shall supply such documentation in its possession or control as Purchaser or its accountants may reasonably request in order to complete such audit or financial statements, and Seller shall execute any audit letter reasonably requested by Purchaser subject to review by Seller’s counsel. Seller and Purchaser acknowledge that audited and unaudited financial statements of Signature Ventures LLC include financial information and results of operations of Seller and that Seller does not have separate audited financial statements. Seller agrees to make available in a timely manner for filing with the SEC the audited financial statements of Signature Ventures LLC and interim financial information for Signature Ventures LLC in order to comply with requirements of the SEC and Seller shall use it best efforts to have its auditors and the auditors of Signature Ventures LLC cooperate in a timely manner with Purchaser in complying with the SEC requirements and in consenting to use of audited financial statements of Signature Ventures LLC. Any out-of-pocket expenses of such cooperation by Seller shall be at Purchaser’s expense.
Section 6.8 Notices and Consents. Seller shall cooperate with and assist Purchaser to (i) obtain such consents, approvals and permits from Governmental Authorities (“Transfer Approvals”); and (ii) file and submit such petitions, notices and applications (“Transfer Notices”) as are necessary or advisable (i) to obtain the Operator Approvals; and (ii) as a condition to assignment of the HCN Lease to Purchaser and the sale, transfer and conveyance of the Transferred Personal Property by Seller to Purchaser.

Section 6.9 Termination of Service Contracts; Permits. Seller shall, at Seller’s cost, terminate or otherwise discharge any and all Service Contracts which are not Assigned Contracts. Notwithstanding anything contained herein to the contrary, Purchaser shall not assume and accept from Seller any Permits other than the Assumed Permits.
Section 6.10 No Conveyance. Prior to Closing or the earlier termination of this Agreement, neither Seller nor any of its respective Affiliates, agents, representatives, brokers or employees shall: (i) sell, transfer, convey, alienate, assign, hypothecate, finance, encumber or otherwise dispose of directly or indirectly, all or any portion of (w) any Facility or any interest, easement or right of way therein; (x) the Transferred Personal Property; (y) any interest in the HCN Lease; or (z) Seller or any of its Affiliates (or any assets of Seller other than in the ordinary course); or (ii) solicit, negotiate, entertain proposal for, or execute and enter into any agreement, arrangement or understanding for (formal or informal, conditional or otherwise) the sale, transfer, conveyance, or financing of anything described in sub-sections (i)(w) — (i)(z) to any Person.
Section 6.11 Management Agreement. On or prior to Closing, Seller shall terminate the Management Agreement.
Section 6.12 Non-Competition. Seller, Steven L. Vick and Linda L. Martin, hereby covenant not to, and not to allow any of their affiliates (defined, for purposes of this Section 6.12 only, to mean any entity that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person) to (i) for a period of five (5) years following Closing Date, directly or indirectly, own, develop, operate, manage or invest in (other than a less than 10% ownership passive investment) a senior housing facility (a) within ten miles of any Facility; or (b) within five miles of any existing communities owned or operated by Purchaser or its affiliates in Texas as of the Closing Date; or (ii) employ or solicit for employment, for a period of five (5) years after the Closing Date, any executive director, department head, supervisory personnel, or any individual from the marketing and sales department at any of the Facilities who (x) was an employee of Seller as of April 30, 2010; or (b) is hired by Seller prior to the Closing Date. Nothing herein shall prohibit Steven L. Vick from accepting employment with a multi-state company engaged in senior housing, provided such company has market capitalization in excess of One Hundred Million and No/100 Dollars ($100,000,000).
Section 6.13 Patriot Act Notification. Seller covenants and agrees that in the event Seller receives any notice that any Principal, Seller or any of its beneficial owners or Affiliates or participants become listed on the Annex or any other list promulgated under the Patriot Act (and rules associated therewith) or indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall immediately notify Purchaser.
Section 6.14 Accuracy of Documents. Seller shall immediately notify Purchaser in writing of any information received which would indicate that any Permits, Provider Agreements or any other Documents which were not prepared by Seller or its Affiliates contain any materially incorrect or misleading information.

Section 6.15 Survival of Covenants. Unless otherwise set forth herein, all covenants made in this Agreement by Seller shall survive the Closing for a period of two (2) years and shall not be merged into any instrument of conveyance delivered at Closing.
ARTICLE 7
Conditions precedent
Section 7.1 Conditions Precedent to Purchaser’s Performance. In addition to the other conditions precedent to Purchaser’s obligations to proceed to Closing enumerated in this Agreement, the following shall be additional conditions precedent to Purchaser’s obligation to close hereunder:
(a) HCN shall have (i) entered into an agreement reasonably satisfactory to Purchaser whereby Purchaser shall enter into a new lease of the Facilities with HCN (with the HCN Lease with Seller being simultaneously terminated); (ii) entered into an agreement satisfactory to Purchaser whereby HCN shall fund to Purchaser an amount equal to the Purchase Price; and (iii) funded the full amount of the Purchase Price.
(b) Seller shall not be in material breach of the covenants contained in Article 6 hereof or of any other obligation of Seller hereunder.
(c) Purchaser shall have received each of the agreements, instruments and other deliveries set forth in Section 8.2.
(d) The physical condition of each Facility shall be substantially the same on the Closing Date as on the expiration of the Inspection Period, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of Damage and/or Eminent Domain Event (as such terms are defined in Article 10 hereof).
(e) At Closing, there shall be no litigation, administrative agency or governmental proceeding of any kind whatsoever, pending or threatened, that, after Closing, would materially and adversely affect the value or marketability of any Facility, or the ability of Purchaser to operate any Facility in the manner it is being operated on the Effective Date. Without limitation of the foregoing, at Closing, all of the Permits, Operator Licenses, and Operator Approvals shall be in good standing and neither Seller nor any Facility shall have received any written notice alleging or advising of any violation of any Permits or Operator Licenses other than non-material health safety and life safety deficiency notices.
(f) On the Closing Date, no proceedings shall be pending or threatened that could or would involve the material change, redesignation, redefinition or other modification of the zoning classifications of (or any building, environmental, or code requirements applicable to) any Facility, or any portion thereof.
(g) As of the Closing Date, the representations and warranties made by Seller to Purchaser as of the Effective Date shall be true, accurate and correct as if specifically remade on the Closing Date.

(h) At Closing, the Title Company shall issue the Title Policy insuring Purchaser as the owner of the leasehold estate created by the HCN Lease in the amount of the Purchase Price, with all standard and general printed exceptions deleted so as to afford full “extended form coverage,” subject only to exceptions which will not have a materially adverse effect upon the operation or value of the Facilities, which Title Policy shall further include those endorsements reasonably required by Purchaser at Purchaser’s expense and to the extent available in the jurisdictions in which the respective Facilities are located.
(i) Assuming Purchaser shall have filed all petitions, notices, and applications to obtain Operator Approvals from Governmental Authorities that are either a condition of the transfer of the Facilities to Purchaser or necessary for Purchaser to obtain in connection with the use, operation and ownership of the Facilities from and after Closing as assisted living or memory care facilities, Purchaser shall not have received any written or verbal notice(s) from any such Governmental Authorities objecting to the filings or indicating that the Transfer Approvals will not be granted on or after the Closing Date.
(j) There shall not have occurred or there shall not exist any events, changes, set of circumstances or conditions having or which reasonably could be likely to have a Material Adverse Effect.
(k) Final documents (such as lender consent to transfer and subordination, non-disturbance and attornment agreement) evidencing the approval of the transfers set forth in this Agreement shall have been received from the lender holding mortgages on the Facilities.
Section 7.2 Conditions Precedent to Seller’s Performance. Seller shall receive at closing a release of all obligations under the HCN Lease and all guaranties, whether corporate or personal, thereof, shall be released.
Section 7.3 Waiver. Purchaser may waive any particular condition to its obligations hereunder by written notice thereof to Seller. Such waiver of any particular condition shall not constitute the waiver of any other condition.
Section 7.4 Termination Right. If Closing has not occurred by November 1, 2010, either Seller or Purchaser, in its sole discretion, shall have the right to terminate this Agreement. In the event the Agreement is so terminated, then the Deposit shall be disbursed as follows:
(a) To Purchaser, if Seller has failed to cure an objection under Section 2.3, if a condition precedent to Purchaser’s performance has not been fulfilled under Section 7.1, or if Seller has committed an uncured default; or
(b) Otherwise to Seller.
ARTICLE 8
Closing
Section 8.1 Closing. The purchase and sale contemplated herein shall be consummated at the Closing to take place by mail or overnight delivery at the offices of the Title Company or such other place as agreed to by the parties. The Closing shall occur on the Closing Date. Notwithstanding the foregoing, the risk of loss of all or any portion of the Property shall be borne by Seller up to and including the actual time of the Closing and wire transfer of the Purchase Price to Seller, and thereafter by Purchaser, subject, however, to the terms and conditions of Section 9.2 below.
Section 8.2 Seller’s Closing Deliveries. On or before the Closing, Seller shall deliver or cause to be delivered to Title Company to hold in escrow for Purchaser pending Closing:
(a) An executed Bringdown Certificate.
(b) Executed counterparts of the Assignment.
(c) Seller shall arrange for tail coverage for two (2) years after the Closing Date on all general liability and professional liability Insurance Policies to provide continuing equivalent insurance coverage for events occurring prior to the Closing Date and shall provide evidence thereof (including payment of premiums for the two-year period) to Purchaser on the Closing Date. Seller shall provide to Purchaser the form of the tail coverage Insurance Policy from an insurer acceptable to Purchaser at least twenty (20) days prior to the Closing Date. Seller shall be responsible to pay any deductible amounts related to any claims made under such tail coverage.
(d) A Rent Roll, certified by Seller to be true and correct as of the Closing Date.
(e) Such other documents and instruments as are required under this Agreement, as may reasonably be required by Purchaser or Title Company and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties pursuant to this Agreement.
(f) On or prior to the Closing Date, Seller shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser of (i) the termination of the Management Agreement and any other management agreements, (ii) the termination or other discharge of all Service Contracts which are not Assigned Contracts, and (iii) the termination and repayment in full of any working capital loans from HCN to Seller, in case of each of (i), (ii) and (iii) such that there exists no surviving liability or obligation that could accrue to Purchaser thereunder.
Section 8.3 Purchaser’s Closing Deliveries. On or before the Closing, Purchaser shall deliver or cause to be delivered to Title Company to hold in escrow for Seller pending Closing:
(a) The Purchase Price, as adjusted pursuant to Section 2.1(c).
(b) Executed counterparts of the Assignment.
(c) Such other documents and instruments as are required under this Agreement, as may reasonably be required by Seller or Title Company and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties pursuant to this Agreement.

Section 8.4 Closing Costs; Transaction Expenses.
(a) Purchaser shall pay (i) its own attorneys’ fees; (ii) the cost to apply for any Operator Approvals, Transfer Approvals, Transfer Notices and Operator Licenses (not to include any payment to or on behalf of Seller for Seller’s cooperation or production of existing documentation or materials); (iii) the cost of Purchaser’s Due Diligence Inspection (not to include any payment to or on behalf of Seller for Seller’s cooperation or production of existing documentation or materials); (iv) at Closing, one-half (1/2) of the escrow fees charged by Title Company at Closing; (v) the Purchase Price, as set forth herein; (vi) additional title insurance endorsements requested by Purchaser; and (vii) any other matters to be paid for by Purchaser as expressly provided herein.
(b) As set forth herein, Seller shall pay (i) its own attorneys’ fees; (ii) any costs associated with the assignment of the Assigned Contracts or termination of Service Contracts which are not Assigned Contracts, including any termination or assignment fees or penalties; (iii) at Closing, one-half (1/2) of the escrow fees charged by Title Company, the premium for the Title Policy for coverage equal to the Purchase Price, all transfer or documentary stamp taxes; (iv) any costs of the Survey and (v) any other matters to be paid for by Seller as expressly provided herein. Notwithstanding any other provision herein, Seller shall not be responsible for costs or expenses related to the lease, loan transaction and related transactions between HCN and Affiliates and Purchaser and/or its Affiliates.
(c) The provisions of this Section 8.4 shall survive the Closing or any termination of this Agreement.
ARTICLE 9
Accounts Receivable and Prorations
Section 9.1 Accounts Receivable and Accounts Payable.
(a) Accounts Receivable.
(i) Seller shall retain its right, title and interest in and to all accounts receivable (and any refunds of previous overpayments on payables), whether rental payments or trade accounts or otherwise, with respect to the Facilities that relate to the period prior to the Closing Date. At least three (3) Business Days prior to Closing, Seller shall provide Purchaser with a schedule setting forth any delinquent rental and other outstanding accounts receivable, said schedule being certified by Seller as complete and correct in all material respects to the best of Seller’s knowledge.
(ii) Payments received by Purchaser or Seller after the Closing Date from third party payors and private pay residents shall be handled as follows:
(A) If such payments relate to the period prior to the Closing Date, they shall be first payable, at Purchaser’s election, to amounts due under any accounts payable with respect to any Assigned Contracts which are the responsibility of Seller and then any excess shall be retained by or remitted to Seller.

(B) If such payments relate to the period after the Closing Date, such payments shall be retained by or remitted to Purchaser.
(C) If such payments relate to periods for which both parties are entitled to reimbursement under the terms hereof, the portion thereof which relates to the period after the Closing Date shall be retained by or remitted to Purchaser. The other portion shall be first payable, at Purchaser’s election, to amounts due under any accounts payable with respect to any Assigned Contracts which are the responsibility of Seller and then any excess shall be retained by or remitted to Seller.
(D) If the period to which such payment relates is not determinable, such payment shall first be applied to current rent and thereafter shall be applied in similar fashion to Section 9.1(a)(ii)(C) as to amounts owed to either Purchaser or Seller.
(E) All amounts owing under this Section 9.1(a) shall be remitted, if necessary, to the proper party within ten (10) days after the end of each month in which the payment was received.
(iii) In the event the parties mutually determine that any payment hereunder was misapplied by the parties, the party which erroneously received said payment shall remit the same to the other within ten (10) Business Days after said determination is made.
(iv) For the twelve (12) month period following the Closing Date or until Seller receives payment of all rental and other accounts receivable attributed to the operation of the Facilities prior to the Closing Date, whichever is sooner, Purchaser shall, within a reasonable time period following written request by Seller, provide to Seller an accounting setting forth all amounts received by Purchaser during the preceding month with respect to the rentals and other accounts receivable of Seller that are set forth in the schedule provided by Seller pursuant to Section 9.1(a)(i). Purchaser shall deliver such accounting to the address for notices for Seller set forth below. Upon reasonable prior written notice, and not more frequently than once every ninety (90) days, Seller shall have the right to inspect all receipts of Purchaser during weekday business hours in order to confirm Purchaser’s compliance with the obligations imposed on it under this Section 9.1(a).
(v) Nothing herein shall be deemed to limit in any way Seller’s rights and remedies to recover delinquent rental and other accounts receivable due and owing Seller under the terms of this Agreement.
(b) Accounts Payable. Seller shall remain liable for all unpaid accounts payable (and any balance due from underpayments previously made) with respect to the Facilities that relate to the period prior to the Closing Date.
Section 9.2 Prorations. Revenues and expenses pertaining to accounts receivable, accounts payable, Assigned Contracts, utility charges, and real and personal property taxes (if applicable) shall be prorated between the parties as of the Closing Date. Purchaser shall pay to Seller as part of the prorations hereunder all prepaid expenses to which Purchaser receives the benefit under Section 3.5 hereof. All amounts owing from one party hereto to the other party hereto pursuant to this Section 9.2, to the extent determinable as of the Closing Date, shall be reflected on a separate proration statement (the “Closing Proration Statement”) prepared by Seller at least three (3) Business Days prior to Closing and approved by Purchaser and shall be paid at Closing by federal wire transfer of immediately available funds. In general, prorations shown on the Closing Proration Statement, as well as any prorations or re-prorations made after the Closing Date, have and shall be made so as to (i) reimburse Seller for expense items; and (ii) charge Seller and pay to Purchaser for prepaid revenue items, including without limitation any resident or other tenant rent attributable to the month or billing period in which the Closing Date occurs or any subsequent month or billing period. The Closing Proration Statement shall therefore show payment by Seller to Purchaser for all rents (x) received from each resident or other tenant shown on the Rent Roll relating to the month or billing period in which the Closing Date occurs; and (y) received from each resident or other tenant relating to any subsequent months or billing periods, prorated as of the Closing Date. The intent of this Section 9.2 shall be further implemented by Purchaser delivering to Seller any invoices that reflect amounts due with respect to any period before the Closing Date and by Purchaser assuming responsibility for the payment of any invoices that reflect amounts due with respect to any period after the Closing Date, with any overage or shortage in payments by either party to be adjusted and paid as hereinafter provided. All prorations shall be made on the basis of actual days elapsed in the relevant accounting, billing or revenue period, and the prorations shown on the Closing Proration Statement are based on the most recent information available to Seller. Utility charges that are not metered and read on the Closing Date shall have been estimated based on prior charges and shown on the Closing Proration Statement, and shall be re-prorated upon receipt of statements therefor. The parties shall make commercially reasonable efforts to settle, within sixty (60) days after the Closing Date, or as soon thereafter as is reasonably practicable, all amounts owing from one party hereto to the other party hereto that require adjustment as a result of actual figures subsequently received.
ARTICLE 10
Casualty or Condemnation
Section 10.1 Casualty or Condemnation. If, prior to Closing, all or any portion of the Facilities is damaged by fire or other natural casualty (collectively “Damage”), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain Event”), then the following procedures shall apply:
(a) If the aggregate cost of repair or replacement of the Damage (collectively, “Repair and/or Replacement”) is less than 15% of the portion of the Purchase Price allocated to a Facility (the “Damage Non-Termination Threshold”), Purchaser shall proceed to Closing and take the Property as diminished by such events, but Purchaser shall receive (A) a reduction of the Purchase Price equal to (x) the amount of the applicable deductible amount under the policy or policies of property and casualty insurance covering the Facility or Facilities to which the Damage occurred; plus (y) an amount equal to any revenue, defined as net profit plus continuing expenses, reasonably expected to be lost to the Facilities as a result of such Damage, applied against the cash otherwise due Seller at Closing; plus (B) an assignment by Seller to Purchaser of the proceeds payable under such policy or policies of property and casualty insurance. In such event, Seller shall fully cooperate with Purchaser in the adjustment and settlement of the insurance claim or claims.

(b) If the Damage Non-Termination Threshold has been exceeded or an Eminent Domain Event has occurred which will materially impair the operation of the affected Facility, then Purchaser, at its sole option, may elect, by written notice to Seller, delivered on or prior to Closing, to (i) terminate this Agreement, in which event the provisions of Section 14.16 governing a permitted termination by Purchaser shall apply and Purchaser shall be refunded the Deposit; or (ii) proceed to close subject to the following conditions:
(i) In the case of Damage, Purchaser shall receive (A) a reduction of the Purchase Price equal to (x) the amount of the applicable deductible amount under the policy or policies of property and casualty insurance covering the Facility or Facilities to which the Damage occurred; plus (y) an amount equal to any revenue, defined as net profit plus continuing expenses, reasonably expected to be lost to the Facilities as a result of such Damage, applied against the cash otherwise due Seller at Closing; plus (B) an assignment by Seller to Purchaser of the proceeds payable under such policy or policies of property and casualty insurance. In such event, Seller shall fully cooperate with Purchaser in the adjustment and settlement of the insurance claim or claims.
(ii) In the case of an Eminent Domain Event, Purchaser shall receive (A) a reduction in the Purchase Price equal to an amount equal to any revenue, defined as net profit plus continuing expenses, reasonably expected to be lost to the Facilities as a result of such Eminent Domain Event, applied against the cash otherwise due Seller at Closing; plus (B) an assignment by Seller to Purchaser of any condemnation award with respect to the Eminent Domain Event. In such event, Seller shall fully cooperate with Purchaser with respect to any proceedings relating to any condemnation award.
(iii) In either case, the proceeds and benefits under any rent loss or business interruption insurance policies attributable to the period following the Closing shall likewise be paid and transferred over (and, if applicable, likewise credited on an interim basis) to Purchaser. Notwithstanding the foregoing, if (i) Purchaser received a credit under Section 10.1(b)(i)(A)(y) for any component of the lost revenue described therein; and (ii) Purchaser also receives a payment on account of such component from any rent loss or business interruption insurance proceeds transferred to Purchaser pursuant to this Section 10.1(b)(iii), then such payment shall be reimbursed to Seller.
ARTICLE 11
Default
Section 11.1 Default by Seller. If, on or before the Closing Date, (a) this Agreement has not been terminated; (b) Purchaser has performed in all material respects all obligations of Purchaser under this Agreement to be performed on or before the Closing; and (c) Purchaser is ready, willing and able to proceed to Closing; but (d) Seller defaults hereunder, then Purchaser shall have the right as its sole and exclusive remedy to either (i) terminate this Agreement and receive an immediate refund of the Deposit together with interest thereon from Escrow Agent; or (ii) to pursue specific performance of such obligations of Seller under this Agreement so long as any action or proceeding commenced by Purchaser against Seller shall be filed and served within sixty (60) days of the Closing Date. After Closing, the foregoing provisions of this Section 11.1 shall not limit Purchaser’s rights and remedies in the event of any breach, default or failure of performance by Seller of any covenant, agreement, indemnity, representation or warranty of Seller that survives the Closing or the termination of this Agreement, and in such event Purchaser shall have all of its rights at law or in equity on account of such breach, default or failure of performance.
Section 11.2 Default by Purchaser. If, on or before the Closing Date, (a) this Agreement has not been terminated; (b) Seller has performed in all material respects all obligations of Seller under this Agreement to be performed on or before the Closing; and (c) Seller is ready, willing and able to proceed to Closing; but (d) Purchaser defaults in performing any of its obligations under this Agreement, including its obligation to purchase the Property, Seller shall have the right as its sole and exclusive remedy to terminate this Agreement and be paid the Deposit (the “Purchaser Default Amount”). Seller and Purchaser agree that in the event of such a default, the damages that Seller would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, Seller and Purchaser agree that, Seller shall be paid the Purchaser Default Amount as full and complete liquidated damages, and not as a penalty or forfeiture, as Seller’s sole and exclusive remedy. After Closing, the foregoing provisions of this Section 11.2 shall not limit Seller’s rights and remedies in the event of any breach, default or failure of performance by Purchaser of any covenant, agreement, indemnity, representation or warranty of Purchaser that survives the Closing or the termination of this Agreement. The foregoing shall not apply to, and Seller shall have no right to the Purchaser Default Amount in connection with, a breach, default or failure of performance by Purchaser pursuant to Section 14.4; provided, however, that Seller shall be entitled to pursue an action for actual damages with respect to such breach, default or failure of performance by Purchaser.
ARTICLE 12
Successors and Assigns
Section 12.1 Assignment. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Property or of this Agreement shall be made by Seller during the term of this Agreement. Purchaser may assign all or any of its right, title and interest under this Agreement to any Affiliate of Purchaser. No such assignee shall accrue any obligations or liabilities hereunder until the effective date of such assignment. In the event of an assignment of this Agreement by Purchaser, its assignee shall be deemed to be the Purchaser hereunder for all purposes hereof, and shall have all rights of Purchaser hereunder (including, but not limited to, the right of further assignment), provided the assignor shall not be released from liability hereunder.
ARTICLE 13
Indemnification
Section 13.1 Seller’s Indemnities. Seller and its successors and assigns agree to (on a joint and several basis), and do, indemnify and hold Purchaser, Purchaser’s Affiliates, and their respective members, partners, directors, officers, employees, agents, successors and assigns (the

“Purchaser Indemnified Parties”) harmless from and against any and all losses, damages, claims, causes of action, judgments, costs and expenses (including reasonable fees and expenses of attorneys) (collectively, “Losses”) that may be suffered or incurred by or asserted or awarded against Purchaser or any Purchaser Indemnified Party, in each case arising out of, or in connection with, or by reason of: (i) any material inaccuracy, breach or default by Seller in any representations and warranties of Seller hereunder; (ii) any failure by Seller to perform any covenant, agreement or undertaking hereunder in any material respect; (iii) any and all actions, suits, litigation, arbitrations, procedures, investigations, or claims (collectively, “Actions”) arising out of any of the foregoing or out of such other conditions that have occurred prior to the Closing Date even though such Actions have not been filed or have not come to light until after Closing; (iv) any Excluded Liabilities; and (v) any Environmental Liabilities.
Section 13.2 Purchaser’s Indemnities. Purchaser and its successors and assigns hereby agrees to, and does, indemnify and hold Seller, and its respective members, partners, directors, officers, employees, and agents (the “Seller Indemnified Parties”) harmless from and against any and all Losses which Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:
(a) any and all Actions arising out of Purchaser’s or its Affiliates’ operation of the Facilities after the Closing Date;
(b) any material breach of any representation and warranty by Purchaser hereunder or any material breach of any covenant and agreement to be performed by Purchaser before or after the Closing Date;
(c) any acts, omissions or negligence of Purchaser or any person claiming under Purchaser, or the contractors, agents, employees, invitees or visitors of Purchaser, in each case with respect to the Facilities after the Closing Date;
(d) any failure by Purchaser to pay any liabilities in connection with the Facilities attributable to periods after the Closing Date; or
(e) any material breach of any covenant or agreement by Purchaser hereunder to be performed on or after the Closing Date.
Section 13.3 Survival. The indemnifications contained in Section 13.1 and Section 13.2 shall survive the Effective Date for a period of two (2) years; provided, that the indemnifications contained in Section 13.1(iv) and Section 13.2(a) shall survive the Closing Date until completion of any Actions that are commenced during such 2-year period and for the applicable statute of limitations period for Actions that are not yet commenced during such 2-year period.
Section 13.4 Holdback.
(a) As security for Seller’s indemnification obligations under this Article 13, Seller shall open an escrow (the “Indemnity Escrow”) and Title Company shall holdback at Closing for a period of two (2) years after the Closing Date a portion of the Purchase Price equal to One Million and No/100 Dollars ($1,000,000) (the “Indemnity Escrow Amount”), which such Indemnity Escrow Amount shall be held by Title Company in an interest-bearing account. The

Indemnity Escrow Amount, together with all interest earned thereon, is hereinafter referred to as the “Indemnity Amount.” The Indemnity Amount shall be held and disbursed by Title Company in accordance with the terms of this Agreement.
(b) If (i) a Purchaser Indemnified Party is entitled to indemnification as established under this Agreement, Purchaser may send a written notice (a “Payment Notice”) to Seller and Title Company. The Payment Notice shall set forth the name of the Purchaser Indemnified Party and the amount of the claim for indemnification. Within ten (10) Business Days after receipt of the Payment Notice, Seller shall notify Purchaser and Title Company in writing as to whether Seller accepts or rejects such Payment Notice.
(i) If Seller accepts such Payment Notice or fails to respond to such Payment Notice within ten (10) Business Days after receipt of such Payment Notice, then Title Company shall pay the amount set forth in the Payment Notice directly to Purchaser (at Purchaser’s direction and to such account as Purchaser designates in writing) promptly upon Seller’s notification of acceptance or, in the event Seller fails to timely respond to such Payment Notice, on that date which is eleven (11) Business Days after Title Company’s receipt of the Payment Notice.
(ii) If Seller timely rejects such Payment Notice, then Title Company shall not disburse such funds and may, at its option, continue to hold such funds until both Purchaser and Seller agree as to its disposition, or until a final judgment is entered by a court of competent jurisdiction or by an arbitrator pursuant to Section 14.18 below directing its disposition, or Title Company may interplead instructions with respect to such funds in accordance with the laws of Texas.
(c) On that date which is two (2) years after the Closing Date, unless Title Company is in receipt of any Payment Notice that is pending or has not been paid (or otherwise resolved judicially, by arbitration or by the agreement of Purchaser and Seller), then Title Company shall pay the Indemnity Amount (or any remaining portion thereof) to Seller. Title Company shall incur no liability in connection with the safekeeping or disposition of the Indemnity Escrow for any reason other than Title Company’s breach of contract, willful misconduct or negligence. If Title Company is in doubt as to its duties or obligations with regard to any funds received by Title Company pursuant to the Indemnity Escrow, or if Title Company receives unilateral instructions from Seller, or conflicting instructions from Purchaser or Seller with respect to the disposition of the Indemnity Escrow, Title Company shall not disburse such funds and may, at its option, continue to hold such funds until Purchaser and Seller agree as to its disposition, or until a final judgment is entered by a court of competent jurisdiction or by an arbitrator pursuant to Section 14.18 below directing its disposition, or Title Company may interplead instructions with respect to such funds in accordance with the laws of Texas.
(d) Notwithstanding anything to the contrary contained in this Section 13.4, nothing contained herein, or the release by Title Company to Purchaser Indemnified Parties of all or any portion of the Indemnity Amount pursuant to this Section 13.4, shall be deemed to limit or otherwise diminish Seller’s obligations under Article 13 of this Agreement, except to the extent the release by Title Company to Purchaser Indemnified Parties of all or any portion of the Indemnity Amount satisfies or discharges the foregoing obligations of Seller, and even then, only to the extent of such satisfaction or discharge. The provisions of this Section 13.4 shall survive the Closing.
ARTICLE 14
Miscellaneous
Section 14.1 Agreement Binding on Non-Parties. The obligations set forth in Section 6.12 shall be binding upon Steven L. Vick and Linda L. Martin and shall survive Closing.
Section 14.2 Access to Records.
(a) From and after the Closing Date and for a period of three (3) years thereafter, Purchaser shall allow Seller and its respective agents and representatives to have reasonable access to (upon reasonable prior notice and during normal business hours), and to make copies of, the books and records and supporting material of the Facilities relating to the period prior to the Closing Date, to the extent reasonably necessary to enable Seller to, among other things, investigate and defend malpractice or other claims, to file or defend tax returns, to verify any prorations or adjustments for which this Agreement provides, and to verify accounts receivable collections due Seller. The foregoing shall be subject to Seller having delivered to Purchaser or the Facilities (or not removed from the Facilities) such books and records and supporting materials, as contemplated by this Agreement and shall be subject to applicable law.
(b) Each of Purchaser and Seller shall be entitled to obtain or remove the originals of any records from the Facilities and any corporate office (including, without limitation, personnel records of employees or former employees of the Facilities and any corporate office), for purposes of litigation involving a resident or employee to whom such record relates, if an officer of or counsel for such party certifies that such original must be produced in order to comply with applicable law or the order of a court of competent jurisdiction in connection with such litigation. Any record so removed shall promptly be returned following its use, and nothing herein shall be interpreted to prohibit Purchaser from retaining copies of any such documents before obtained or removed by Seller pursuant to this Section 14.2.
(c) Purchaser agrees to maintain such books, records and other material comprising records of the Facilities’ operations that have been received by Purchaser from Seller or otherwise, including, but not limited to, resident and employee records, to the extent required by law, but in no event less than three (3) years.
Section 14.3 Transfer to Purchaser’s Designee. Notwithstanding anything herein to the contrary, Seller shall, upon request from Purchaser, convey at Closing some or all of the Property to an Affiliate of Purchaser, which Property, in Purchaser’s sole discretion, should be conveyed to an entity other than Purchaser.
Section 14.4 Broker. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction. Seller hereby indemnifies, protects and defends and holds Purchaser harmless from and against any and all losses resulting from the claims of any broker, finder, or other such party, claiming by, through or under the acts or agreements of Seller. Purchaser hereby indemnifies, protects and defends and holds Seller harmless from and against any and all losses resulting from the claims of any broker, finder or other such party, claiming by, through or under the acts or agreements of Purchaser. The obligations of the parties pursuant to this Section 14.4 shall survive the Closing or any earlier termination of this Agreement.
Section 14.5 Further Assurances. Following the Closing Date, each of Seller and Purchaser agrees to execute and deliver within a commercially reasonable time any and all further agreements, documents or instruments reasonably necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence their rights hereunder; provided however, that neither party shall be required to incur any third party costs as a result of this Section 14.5.
Section 14.6 Notices. All notices and demands, requests, consents, approvals, and other similar communications under this Agreement shall be in writing and shall be sent by personal delivery or by either (i) United States certified or registered mail, return receipt requested, postage prepaid; (ii) Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery; or (iii) by facsimile, addressed as follows:
To Seller:
Signature Senior Living, LLC
106 Decker Court, Suite 200
Irving, Texas 75062
Attn: Mr. Steven L. Vick
Fax: 972-887-9403
With a copy to:
Linda L. Martin
106 Decker Court, Suite 200
Irving, Texas 75062
Fax: 972-887-9403
With a copy to its attorneys:
Crockett & Gilhousen
1005 North Market
Wichita, Kansas 67214
Attn: David G. Crockett, Esq.
Fax: (316) 263-7220
To Purchaser:
Capital Senior Living Acquisition, LLC
590 Madison Avenue, Suite 2100

New York, New York 10022
Attn: Mr. Lawrence A. Cohen
Fax: (972) 770-5666
With a copy to:
Capital Senior Living Acquisition, LLC
14160 Dallas Parkway, Suite 300
Dallas, Texas 75254
Attn: David R. Brickman, Esq.
Fax: (972) 770-5666
With a copy to its attorneys:
Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attn: Winston W. Walp II, Esq.
Fax: (214) 855-8200
Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier’s proof of delivery, or the receipt of transmission of a facsimile, as the case may be, whether accepted or refused. Any such notice not so given shall be deemed given upon receipt of the same by the party to whom the same is to be given. Any party hereto may designate a different address for itself by written notice to the other party in accordance with this Section 14.6.
Section 14.7 Benefit. This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Article 12 and no other Person shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.
Section 14.8 Limitation of Liability. Upon the Closing, Purchaser shall neither assume nor undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Seller other than those specifically agreed to between the parties and set forth in this Agreement.
Section 14.9 Reasonable Efforts. Seller and Purchaser shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain such consents and approvals of third parties (including, but not limited to, Governmental Authorities), to the transaction contemplated hereby, and to otherwise perform as may be necessary to effectuate the transfer of the Property to Purchaser in accordance with this Agreement.
Section 14.10 Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect and are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.
Section 14.11 Business Days. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a day that is not a Business Day, the compliance with such obligations or delivery shall be deemed acceptable on the next following Business Day.
Section 14.12 Conditions Precedent. The obligations of Purchaser to pay the Purchase Price and to close the transaction contemplated herein are subject to the express conditions precedent set forth in Article 7 (and the other conditions precedent of Purchaser herein contained), each of which is for the sole benefit of Purchaser and may be waived at any time by written notice thereof from Purchaser to Seller. The waiver of any particular condition precedent shall not constitute the waiver of any other. In the event of the failure of a condition precedent for any reason whatsoever, Purchaser may elect, in its sole discretion and by delivery of written notice to Seller on or prior to Closing, to (i) terminate this Agreement, in which event the provisions of Section 14.16 of this Agreement governing a permitted termination by Purchaser shall apply; or (ii) waive the failure of the applicable condition(s) precedent and proceed to Closing. The obligation of Seller to close is subject to the express conditions precedent set forth in Section 7.2.
Section 14.13 Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement. The headings of various sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof. If Purchaser or Seller consists of more than one Person, the obligations of each Person comprising Purchaser and each Person comprising Seller shall be joint and several.
Section 14.14 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
Section 14.15 Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.
Section 14.16 Permitted Termination. In the event that Purchaser exercises any right it may have hereunder to terminate this Agreement, the Purchaser Default Amount shall not be owing from Purchaser to Seller hereunder or otherwise and neither party shall have any further liability or obligation under this Agreement except for those liabilities and obligations that expressly survive a termination of this Agreement.

Section 14.17 Counterparts. This Agreement may be executed in as many counterparts as may be convenient or required, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of executing this Agreement, a document signed and transmitted by facsimile machine, telecopier, or by scan and attachment to an email transmission shall be treated as an original document. The signature of any party thereon shall be considered an original signature, and the document transmitted shall be considered to have the same binding legal effect as an original signature on an original document.
Section 14.18 Arbitration. In the event of any dispute, claim or controversy of any kind between the parties, concerning this Agreement or the termination of this Agreement, the matter shall be submitted to arbitration in accordance with rules of the American Arbitration Association. The parties jointly shall agree on an arbitrator. If the parties are unable to agree, in good faith within a reasonable time, on the selection of an arbitrator, either party may request appointment of an arbitrator chosen by the American Arbitration Association who shall be the selected arbitrator. Such arbitrator shall be limited in his decision to a choice between the final position as requested by each party. Said arbitration shall be held in Dallas/Ft. Worth, Texas or such other place as is mutually agreeable. The arbitration decision shall be final and binding on both parties unless the arbitration is fraudulent or so grossly erroneous as to necessarily imply bad faith. Costs of arbitration of both parties shall be paid by the losing party.
Section 14.19 Exclusivity. Seller acknowledges that Purchaser has committed and will commit substantial money, time and effort in connection with the transactions contemplated herein. Accordingly, Seller and its representatives agree that, until the termination of this Agreement, Seller shall not (i) take any action to solicit, initiate, encourage, accept or agree to any Acquisition Proposal, or (ii) engage in negotiations with, or disclose any non-public information relating to the Purchaser, the Property and/or the Facilities, or afford access to the books or records thereof to, any Person that may consider making, or has made, an Acquisition Proposal. Seller represents and warrants to Purchaser that Seller is not engaged any negotiations with respect to any Acquisition Proposal by any Person other than Purchaser.
Section 14.20 Confidentiality. Purchaser and Seller agree that prior to the Closing Date, the terms set forth in this Agreement shall remain totally and completely confidential and shall not be revealed or disclosed to any person or party whatsoever, or to the public through the issuance of a press release, except (i) with the prior written consent of Purchaser and Seller; (ii) as may be disclosed to the parties’ attorneys, accountants and other representatives that are involved in connection with the consummation of the transactions contemplated in this Agreement; (iii) as may be required or permitted by applicable law, including applicable securities law; and (iv) in connection with any proceedings between the parties. Notwithstanding the foregoing, Purchaser and Seller agree that Purchaser may, without the consent of Seller, file an 8-K report and any other SEC filings with this Agreement included as an exhibit and issue press releases, conduct investor calls and answer investor questions concerning the transaction set forth herein; provided, however, Purchaser shall provide a draft of any press release to Seller at least one (1) business day before the release of such press release.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have each executed this Agreement as of the date first written above.

SIGNATURE: Signature Assisted Living of Texas, LLC, a Texas limited liability company
By:	/s/ Steven Vick
	Name:	Steven Vick
	Title:	CEO

PURCHASER: Capital Senior Living Acquisition, LLC a Delaware limited liability company
By:	/s/ Lawrence A. Cohen
	Name:	Lawrence A. Cohen
	Title:	Chief Executive Officer

Signature Page

Principals join in the execution hereof solely to evidence their agreement with Section 6.12.

/s/ Steven L. Vick
Steven L. Vick

/s/ Linda L. Martin
Linda L. Martin

Signature Page